                                                                Exhibit 10(z)(1)

                      REVOLVING/TERM LOAN CREDIT AGREEMENT

                            Dated as of July 6, 2004

                                      among

                                 ASHWORTH, INC.,

                                  as Borrower,

                         UNION BANK OF CALIFORNIA, N.A.,
                             as Administrative Agent

                                       and

                         The Other Lenders Party Hereto

                                TABLE OF CONTENTS

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                                                                                                              Page
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
ARTICLE I.        DEFINITIONS AND ACCOUNTING TERMS........................................................     1

         1.01     Defined Terms...........................................................................     1

         1.02     Other Interpretive Provisions...........................................................    14

         1.03     Accounting Terms........................................................................    15

         1.04     Rounding................................................................................    15

         1.05     References to Agreements and Laws.......................................................    15

         1.06     Letter of Credit Amounts................................................................    15

ARTICLE II.       THE COMMITMENTS AND CREDIT EXTENSIONS...................................................    15

         2.01     Committed Loans.........................................................................    15

         2.02     Borrowings, Conversions and Continuations of Committed Loans............................    16

         2.03     Letters of Credit.......................................................................    17

         2.04     Intentionally omitted...................................................................    22

         2.05     Prepayments.............................................................................    22

         2.06     Reduction or Termination of Commitments.................................................    22

         2.07     Repayment of Loans......................................................................    23

         2.08     Interest................................................................................    23

         2.09     Fees....................................................................................    23

         2.10     Computation of Interest and Fees........................................................    24

         2.11     Evidence of Debt........................................................................    24

         2.12     Payments Generally......................................................................    24

         2.13     Sharing of Payments.....................................................................    25

ARTICLE III.      TAXES, YIELD PROTECTION AND ILLEGALITY..................................................    26

         3.01     Taxes...................................................................................    26

         3.02     Illegality..............................................................................    27

         3.03     Inability to Determine Rates............................................................    27

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
         3.04     Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate
                  Committed Loans.........................................................................    28

         3.05     Funding Losses..........................................................................    28

         3.06     Prepayment of Term Loan.................................................................    28

         3.07     Matters Applicable to all Requests for Compensation.....................................    29

         3.08     Survival................................................................................    29

ARTICLE IV.       CONDITIONS PRECEDENT TO CREDIT EXTENSIONS...............................................    29

         4.01     Conditions of Initial Credit Extension..................................................    29

         4.02     Conditions to all Credit Extensions and Conversions and Continuations...................    30

ARTICLE V.        REPRESENTATIONS AND WARRANTIES..........................................................    31

         5.01     Existence, Qualification and Power, Compliance with Laws................................    31

         5.02     Authorization; No Contravention.........................................................    31

         5.03     Governmental Authorization..............................................................    31

         5.04     Binding Effect..........................................................................    31

         5.05     Financial Statements; No Material Adverse Effect........................................    31

         5.06     Litigation..............................................................................    32

         5.07     No Default..............................................................................    32

         5.08     Ownership of Property; Liens............................................................    32

         5.09     Environmental Compliance................................................................    32

         5.10     Insurance...............................................................................    32

         5.11     Taxes...................................................................................    32

         5.12     ERISA Compliance........................................................................    32

         5.13     Subsidiaries............................................................................    33

         5.14     Disclosure..............................................................................    33

         5.15     Compliance with Laws....................................................................    33

         5.16     Margin Regulations; Investment Company Act; Public Utility Holding Company Act..........    33

         5.17     Rights in Collateral; Priority of Liens.................................................    33

ARTICLE VI.       AFFIRMATIVE COVENANTS...................................................................    34

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
         6.01     Financial Statements....................................................................    34

         6.02     Certificates; Other Information.........................................................    34

         6.03     Notices. Promptly notify Agent and each Lender:.........................................    35

         6.04     Payment of Obligations..................................................................    35

         6.05     Preservation of Existence, Etc. ........................................................    35

         6.06     Maintenance of Properties...............................................................    35

         6.07     Maintenance of Insurance................................................................    36

         6.08     Compliance with Laws....................................................................    36

         6.09     Books and Records.......................................................................    36

         6.10     Inspection Rights.......................................................................    36

         6.11     Use of Proceeds.........................................................................    36

         6.12     Financial Covenants.....................................................................    36

         6.13     Additional Guarantors...................................................................    37

         6.14     Collateral Records......................................................................    37

         6.15     Security Interests......................................................................    38

ARTICLE VII.      NEGATIVE COVENANTS......................................................................    38

         7.01     Liens...................................................................................    38

         7.02     Investments.............................................................................    39

         7.03     Indebtedness............................................................................    39

         7.04     Fundamental Changes.....................................................................    40

         7.05     Dispositions............................................................................    40

         7.06     Restricted Payments.....................................................................    40

         7.07     Change in Nature of Business............................................................    41

         7.08     Transactions with Affiliates............................................................    41

         7.09     Margin Regulations......................................................................    41

         7.10     Suspension of Business..................................................................    41

ARTICLE VIII.     EVENTS OF DEFAULT AND REMEDIES..........................................................    41

         8.01     Events of Default.......................................................................    41

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
         8.02     Remedies Upon Event of Default..........................................................    43

         8.03     Application of Funds....................................................................    43

ARTICLE IX.       AGENT...................................................................................    44

         9.01     Appointment and Authorization of Agent..................................................    44

         9.02     Delegation of Duties....................................................................    44

         9.03     Liability of Agent......................................................................    44

         9.04     Reliance by Agent.......................................................................    44

         9.05     Notice of Default.......................................................................    45

         9.06     Credit Decision; Disclosure of Information by Agent.....................................    45

         9.07     Indemnification of Agent................................................................    45

         9.08     Agent in its Individual Capacity........................................................    46

         9.09     Successor Agent.........................................................................    46

         9.10     Agent May File Proofs of Claim..........................................................    46

         9.11     Guaranty Matters........................................................................    47

         9.12     Collateral Matters......................................................................    47

         9.13     Appointment of U.K. Security Trustee....................................................    48

         9.14     Agent as U.K. Security Trustee..........................................................    48

         9.15     Liens in Favor of U.K. Security Trustee.................................................    49

ARTICLE X.        MISCELLANEOUS...........................................................................    49

         10.01    Amendments, Etc. .......................................................................    49

         10.02    Notices and Other Communications; Facsimile Copies......................................    50

         10.03    No Waiver; Cumulative Remedies..........................................................    50

         10.04    Attorney Costs, Expenses and Taxes......................................................    50

         10.05    Indemnification by Borrower.............................................................    51

         10.06    Payments Set Aside......................................................................    51

         10.07    Successors and Assigns..................................................................    51

         10.08    Confidentiality.........................................................................    53

         10.09    Set-Off.................................................................................    54

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
         10.10    Interest Rate Limitation................................................................    54

         10.11    Counterparts............................................................................    54

         10.12    Integration.............................................................................    54

         10.13    Survival of Representations and Warranties..............................................    54

         10.14    Severability............................................................................    55

         10.15    Governing Law; Submission to Jurisdiction...............................................    55

         10.16    Waiver to Right to Trial by Jury........................................................    55

         10.17    Judgment Currency.......................................................................    55

                      REVOLVING/TERM LOAN CREDIT AGREEMENT

      This REVOLVING/TERM LOAN CREDIT AGREEMENT ("Agreement") is entered into as of July 6, 2004, among Ashworth, Inc., a Delaware corporation ("Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and UNION BANK OF CALIFORNIA, N.A., as Agent and as U.K. Security Trustee.

      Borrower has requested that Lenders provide a revolving and term loan credit facility, and Lenders are willing to do so on the terms and conditions set forth herein.

      In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS

      1.01 DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Acquisition Co." means Ashworth Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Borrower.

      "Administrative Agent" or "Agent" means Union Bank in its capacity as (a) Administrative Agent under any of the Loan Documents, and (b) issuer of Letters of Credit hereunder, as the context requires, or any successor Agent.

      "Affiliate" means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by or is under common Control with, the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or equivalent governing body of such Person.

      "Agent Fee Letter" has the meaning specified in Section 2.09 (b)

      "Agent's Office" means Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as Agent may from time to time notify Borrower and Lenders.

      "Agent-Related Persons" means Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

      "Aggregate Commitments" means the Commitments of all Lenders.

      "Agreement" means this Revolving/Term Loan Credit Agreement.

      "Applicable-Rate" means, from time to time, the following percentages per annum, based upon the ratio of average daily Funded Debt to EBITDA (the "Financial Covenant") as set forth in the most recent Compliance Certificate received by Agent pursuant to Section 6.02(b):

                                 APPLICABLE RATE

                                                           Eurodollar Rate
                                                                  +
Pricing          Funded Debt to                            -----------------
 Level            EBITDA Ratio           Commitment Fee    Letters of Credit    Base Rate +
 -----            ------------           --------------    -----------------    -----------
   1         Less than or equal to          0.175%              1.25%             0.00%
                   1.50:1.00

   2         Less than or equal to          0.175%              1.50%             0.00%
             2:00:1.00 but greater
                than 1.50:1.00

   3         Less than or equal to           0.25%              1.75%             0.00%
             2.25:1.00 but greater
                than 2.00:1.00

   4        Greater than 2.25:1.00          0.375%              2.00%             0.25%

      Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to
Section 6.02(b): provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 4 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered until the 5th Business Day immediately following the date a Compliance Certificate is delivered.

      "Ashworth EDC" means Ashworth EDC, LLC, a Delaware limited liability company and wholly-owned Subsidiary of Borrower.

      "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit D.

      "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

      "Attributable Indebtedness" means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

      "Audited Financial Statements" means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended October 31, 2003, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of Borrower and its Subsidiaries, including the notes thereto.

      "Availability Period" means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of Agent to make L/C Credit Extensions pursuant to Section 8.02.

      "Back-Up L/C" means the Letter of Credit issued hereunder for the benefit of Bank of America, N.A., which Back-Up L/C shall (i) be in the initial face (but declining) amount of, and (ii) only support drawings made under, the Existing Letters of Credit.

      "Base Rate" means the rate of interest publicly announced from time to time by the Administrative Agent in San Francisco, California (or other headquarters city of the Administrative Agent), as its "reference rate." The "reference rate" is one of several base rates used by the Administrative Agent and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The "reference rate" is not necessarily the lowest base interest rate used by the Administrative Agent. The "reference rate" is evidenced by the recording thereof after its announcement in such internal publication or publications as the Administrative Agent may designate. Any change in the Base Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

      "Base Rate Committed Loan" means a Committed Loan that is a Base Rate
Loan.

      "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

      "BIA" means the Bankruptcy and Insolvency Act (Canada) as amended (or any successor statute) and any rule or regulation thereunder.

      "Borrower" has the meaning specified in the introductory paragraph hereto.

      "Borrowing" means a Committed Borrowing.

      "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to dose under the Laws of, or are in fact dosed in, the state where Agent's Office is located and, if such day relates to any Eurodollar Rate Committed Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

      "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

      "Cash Collateralize" has the meaning specified in Section 2.03(g)

      "Cash Income Taxes" means, with respect to any fiscal period, taxes on or measured by the income of Borrower that are paid or currently payable in Cash by Borrower during that fiscal period.

      "CCAA" means the Companies' Creditors Arrangement Act, as amended (or any successor statute) and any rule or regulation thereunder.

      "Change of Control" means, with respect to any Person, an event or series of events by which:

      (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and, taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

      (b) during any period of 12 consecutive months, other than by reason of removal and/or replacement of any member(s) upon death, retirement, or disability, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals:
(i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

      "Closing Date" means the first date all the conditions precedent in
Section 4.01 are satisfied or waived in accordance with Section 10.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

      "Control Agreement" means a deposit account control agreement, in form and content reasonably acceptable to Agent.

      "Controlled Accounts" means each deposit account of Borrower or any Guarantor, other than accounts maintained with Union Bank, having a balance at any time of Fifty Thousand Dollars ($50,000) or more, which accounts shall be subject to Control Agreements.

      "Civil Code" means the Civil Code of Quebec, as amended (or any successor statute) and any rule or regulation thereunder.

      "Code" means the Internal Revenue Code of 1986.

      "Collateral" shall mean any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, movable or immovable, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

      "Collateral Documents" means all agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Agent in Collateral securing all or part of the Obligations each in form and substance satisfactory to Agent.

      "Commitment" means, as to each Lender, its obligation to (a) make Committed Loans to Borrower pursuant to Section 2.01, and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01, or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

      "Committed Borrowing" means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Committed Loans, having the same Interest Period made by each of Lenders pursuant to
Section 2.01.

      "Committed Loan" means a Revolving Loan or the Term Loan, as applicable in the context.

      "Committed Loan Notice" means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other (provided, that the Term Loan may not be converted to another Type of Loan), or (c) a continuation of Eurodollar Rate Committed Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

      "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

      "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

      "Control" has the meaning specified in the definition of "Affiliate".

      "Credit Extension" means a Borrowing, or an L/C Credit Extension.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States, the BIA, the CCAA, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions, foreign or otherwise, from time to time in effect and affecting the rights of creditors generally.

      "Default" means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

      "Default Rate" means an interest rate per annum which is 3.0% higher than the rate of interest otherwise applicable under this Agreement, in each case to the fullest extent permitted by applicable Laws.

      "Defaulting Lender" means any Lender that (a) has failed to fund any portion of the Committed Loans or participations in L/C Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

      "Disposition" or "Dispose" means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

      "Dollar" and "$" mean lawful money of the United States.

      "EBITDA" means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, and amortization. EBITDA shall be calculated at the end of each fiscal quarter, using the results of that quarter and each of the three (3) immediately preceding quarters.

      "Eligible Assignee" has the meaning specified in Section 10.07(h).

      "Environmental Laws" means any and all Federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

      "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

      "ERISA" means the Employee Retirement Income Security Act of 1974.

      "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

      "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

      "Eurodollar Base Rate" has the meaning set forth in the definition of Eurodollar Rate.

      "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Committed Loan, a rate per annum determined by Agent pursuant to the following formula:

                                              Eurodollar Base Rate
                 Eurodollar Rate   =   -----------------------------------------
                                       1.00 - Eurodollar Reserve Percentage

      Where,

            "Eurodollar Base Rate" means, for such Interest Period:

            (a) the rate per annum equal to the rate determined by Agent to be the London interbank offered rate that appears on Page 3750 of the Telerate screen (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

            (c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Committed Loan being made, continued or converted by Union Bank and with a term equivalent to such Interest Period would be offered by Union Bank's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

      "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) applicable to any member bank of the Federal Reserve System with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

      "Eurodollar Rate Committed Loan" means a Committed Loan that bears interest at a rate based on the Eurodollar Rate.

      "Event of Default" has the meaning specified in Section 8.01.

      "Existing Letters of Credit" means the Letters of Credit specified in
Schedule 2.03 hereto.

      "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Union Bank on such day on such transactions as determined by Agent.

      "Fixed Charge Coverage Ratio" means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the fiscal period consisting of the four
(4) fiscal quarters ended on that date minus Maintenance Capital Expenditures made by Borrower and its Subsidiaries during such fiscal period and Cash Income Taxes paid by Borrower and its Subsidiaries during such fiscal period, to (b) the sum of, without duplication (i) Interest Expense of Borrower and its Subsidiaries for such fiscal period plus (ii) the current portion of long-term debt (including the Term Loan) of Borrower and its Subsidiaries on such date plus (iii) the current portion of long-term lease obligations of Borrower and its Subsidiaries on such date. For the purposes of this paragraph, the term "Subsidiaries" shall exclude Gekko and the Gekko Subsidiaries until after the third quarter of 2004.

      "Fixed Rate" means, with respect to the Term Loan only, a fixed rate per annum equal to the Treasuries Rate, determined as of the date immediately prior to the date the Term Loan is made, plus 1.50%.

      "Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities (including the outstanding Loans and L/C Obligations). Funded Debt shall be measured as of the last day of each fiscal quarter, except that outstanding Loans and L/C Obligations shall be calculated on the basis of the average daily amount of Loans and L/C Obligations outstanding during each fiscal quarter.

      "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

      "Gekko" means GEKKO Brands, L.L.C., an Alabama limited liability company and, concurrently with (or immediately following) the Closing Date, a wholly-owned Subsidiary of Borrower.

      "Gekko Acquisition" means the purchase by Acquisition Co. of all the issued and outstanding membership interests in Gekko.

      "Gekko Acquisition Documents" means the agreements, documents and instruments pursuant to which the Gekko Acquisition is consummated.

      "Gekko Subsidiaries" means The Game, LLC and Kudzu, L.L.C., each wholly owned Subsidiaries of Gekko.

      "Governmental Authority" means any nation or government, any state, provincial, or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

      "Guarantors" means, collectively, Acquisition Co., Ashworth Store I, Inc., Ashworth Store II, Inc., Gekko and the Gekko Subsidiaries.

      "Guaranty" means the Guaranty made by the Guarantors in favor of Agent on behalf of Lenders, in form and substance satisfactory to Agent.

      "Guarantee" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or
(b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term "Guarantee" as a verb has a corresponding meaning.

      "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

      "Indebtedness" means, as to any Person at a particular time, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

            (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

            (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

            (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

            (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

            (e) capital leases; and

            (f) all Guarantees of such Person in respect of any of the foregoing.

      For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

      "Indemnified Liabilities" has the meaning specified in Section 10.05.

      "Indemnitees" has the meaning specified in Section 10.05.

      "Information" has the meaning specified in Section 10.08.

      "Interest Expense" means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (excluding any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13

      "Interest Payment Date" means, (a) as to any Eurodollar Rate Committed Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Committed Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the Maturity Date; and (c) as to the Term Loan, each Term Loan Amortization Date.

      "Interest Period" means as to each Eurodollar Rate Committed Loan, the period commencing on the date such Eurodollar Rate Committed Loan is disbursed or converted to or continued as a Eurodollar Rate Committed Loan and ending on the date one, two, three or six months thereafter, as selected by Borrower in its Committed Loan Notice; provided that

            (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

            (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

            (c) no Interest Period shall extend beyond the Maturity Date.

      "Investment" means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

      "IRS" means the United States Internal Revenue Service.

      "Laws" means, collectively, all international, foreign, Federal, state, provincial, and local statutes, treaties, rules, by-laws, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

      "L/C Advance" means, with respect to each Lender, such Lenders funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

      "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.

      "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

      "L/C Obligations" means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

      "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes Agent in its capacity as issuer of Letters of Credit hereunder.

      "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify Borrower and Agent.

      "Letter of Credit" means any letter of credit issued hereunder and shall include the Back-Up L/C. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

      "Letter of Credit Application" means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Agent.

      "Letter of Credit Expiration Date" means, (a) with respect to a commercial Letter of Credit, the date not greater than 180 days from issuance date, not to extend more than 90 days beyond the Maturity Date; and (b) with respect to a standby Letter of Credit, the date not greater than 365 days from the issuance date, not to extend more than 365 days beyond the Maturity Date.

      "Letter of Credit Sublimit" means an amount equal to $30,000,000 with respect to commercial letters of credit, and $3,000,000 with respect to standby letters of credit. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

      "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever, choate or inchoate (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

      "Loan" means an extension of credit by a Lender to Borrower under Article II in the form of a Committed Loan or the Term Loan, as applicable.

      "Loan Documents" means this Agreement, each Note, the Agent Fee Letter, the Real Estate Collateral Documents, each Collateral Document, the Guaranty, and such other documents as may be required hereunder.

      "Loan Parties" means, collectively, Borrower and each Person (other than Agent, U.K. Security Trustee or any Lender) executing a Loan Document including, without limitation, each Guarantor and each Person executing a Collateral Document.

      "Maintenance Capital Expenditures" means the amount of capital spending by a Person, during a period of determination, necessary to sustain such Person's current level of sales and earnings which, in accordance with GAAP, is classified as maintenance capital expenditures, not to exceed $5,000,000 per annum.

      "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

      "Maturity Date" means July 6, 2009.

      "Monthly Payment Date" means the last Business Day of each calendar month during the term hereof.

      "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

         "Note" means, means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B-1 or B-2, as applicable.

      "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit between any Loan Party and any Lender or any Affiliate of any Lender, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

      "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);
(b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

      "Outstanding Amount" means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

      "Participant" has the meaning specified in Section 10.07(d).

      "PBA" means the Pensions Benefits Act of Ontario as amended (and any successor statute) and any rule or regulation thereunder.

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or under the applicable laws of any other jurisdiction, including the PBA, and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

      "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

      "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by Borrower under the applicable laws of any jurisdiction or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

      "PPSA" means the Personal Property Security Act of Ontario (or any successor statute) or similar legislation (including, without limitation, the Civil Code) of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests.

      "Prepayment Fee" has the meaning set forth in Section 3.06.

      "Pro Rata Share" means, with respect to each Lender, at any time, a fraction (expressed as a percentage), carried out to the ninth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time; provided that if the commitment of each Lender to make Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to Section
10.07. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable.

      "Quick Assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments.

      "Real Estate Collateral Documents" means those certain Consents to Removal of Personal Property, Landlord Waivers, Bailment Agreements, and similar or related documents for execution with respect to Borrower's leased real property and/or warehoused (or similar) assets.

      "Register" has the meaning set forth in Section 10.07(c).

      "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

      "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

      "Required Lenders" means, as of any date of determination, Lenders having more than 66 2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of Agent to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 66 2/3% of the Total Outstandings (with the aggregate amount of each Lender's risk participation and funded participation in L/C Obligations being deemed "held" by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; and provided, further, in the event two (2) or more Lenders consolidate or merge in or with each other such that the merged, resulting Lender's pro rata share is 66 2/3% or more of the Aggregate Commitment, or Total Outstandings, as the case may be as set forth herein, then Required Lenders shall mean two (2) or more Lenders holding in the aggregate more than 66 2/3% of the Total Commitment.

      "Responsible Officer" means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

      "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest, and excluding any distribution of stock options, or distribution of shares of common stock upon the exercise of such stock options, to employees, directors or consultants of Borrower or any of its Subsidiaries.

      "Revolving Loan" means a Loan made under the Revolving Loan Commitment, and may be either Base Rate Committed Loans or Eurodollar Rate Committed Loans.

      "Revolving Loan Advance" means an advance made under the Revolving Loan Commitment.

      "Revolving Loan Commitment" means $35,000,000. The respective Pro Rata Shares of the Lenders with respect to the Revolving Loan Commitment are set forth in Schedule 2.01.

      "Revolving Loan Note" means any of the promissory notes made by Borrower to a Lender evidencing Revolving Loan Advances under that Lender's Pro Rata Share of the Revolving Loan Commitment, substantially in the form of Exhibit B-1, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, renewed, extended or supplanted.

      "Store III" means Ashworth Store III, Inc., a wholly owned Subsidiary of Borrower.

      "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of Borrower, including but not limited to Gekko.

      "Tangible Net Worth" means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from Affiliates, officers, directors, employees, shareholders, members or managers) less Total Liabilities, including but not limited to accrued and deferred income taxes.

      "Taxes" has the meaning specified in Section 3.01(a).

      "Term Loan" means the Loan made under the Term Loan Commitment, which shall bear interest based upon the Fixed Rate.

      "Term Loan Advance" means an advance made under the Term Loan Commitment.

      "Term Loan Amortization Date" means the last Business Day of the first full month after the Closing Date, each Monthly Payment Date thereafter occurring prior to the Maturity Date, and the Maturity Date.

      "Term Loan Commitment" means $20,000,000. The respective Pro Rata Shares of the Lenders with respect to the Term Loan Commitment are set forth in
Schedule 2.01.

      "Term Loan Note" means any of the promissory notes made by Borrower to a Lender evidencing Term Loan Advances by that Lender, substantially in the form of Exhibit B-2, either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, renewed, extended or supplanted.

      "Termination Event" means (a) the whole or partial withdrawal of any Loan Party from a Plan during a plan year, or (b) the filing of a notice of interest to terminate in whole or in part a Plan or the treatment of a Plan amendment as a termination of partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Plan.

      "Threshold Amount" means $500,000.

      "Total Liabilities" means the sum of current liabilities plus long term liabilities.

      "Total Outstandings" means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

      "Treasuries Rate" means a per annum rate of interest based on the percentage yield on U.S. Treasury securities, plus a margin, set by Union Bank in its discretion on the Closing Date, related to the general cost of corporate borrowing for a term comparable to the term of the Term Loan, plus Lenders' costs, including the cost, if any, of reserve requirements and FDIC assessments.

      "Trust Property" means all or any of the assets, rights, powers, authorities, and discretions at any time subject to or expressed to be subject to the security from time to time constituted by or arising pursuant to the U.K. Security Documents or rested in the U.K. Security Trustee or given under or pursuant to the U.K. Security Documents including all income and other sums at any time received or receivable by the U.K. Security Trustee in respect thereof.

      "Type" means with respect to a Committed Loan, its character as a Base Rate Committed Loan, a Eurodollar Rate Committed Loan, or the Term Loan.

      "U.K. Security Documents" means the Collateral Documents governed by English law in terms of which the U.K. Security Trustee holds the security thereby created for the benefit of the Agent, Administrative Agent, Union Bank, and the Lenders and any other document from time to time granted as security for the Obligations in favor of the U.K. Security Trustee for the benefit of the Agent, Administrative Agent, Union Bank and the Lenders.

      "U.K. Security Trustee" means Union Bank in its capacity as security trustee of the security created by the U.K. Security Documents.

      "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year, and in the case of any Pension Plan or Plan regulated by the PBA or the applicable laws of any jurisdiction, any unfunded or solvency deficiency as determined under the PBA or other applicable law.

      "Union Bank" means UNION BANK OF CALIFORNIA, N.A. and its successors.

      "United States" and "U.S." mean the United States of America.

      "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

      1.02 OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

            (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

            (b) (i) The words "herein", "hereto", "hereof" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof; (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears; (iii) the term "including" is by way of example and not limitation; and (iv) the term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

            (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

            (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

      1.03 ACCOUNTING TERMS.

            (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

            (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Required Lenders shall so request, Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

      1.04 ROUNDING. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

      1.05 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

      1.06 LETTER OF CREDIT AMOUNTS. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS.

      2.01 LOANS.

            (a) Revolving Loans. Subject to the terms and conditions set forth herein, at any time and from time to time on any Business Day during the Availability Period, each Lender shall, pro rata according to that Lender's Pro Rata Share of the Revolving Commitment, make advances (each such advance, a "Revolving Loan Advance") to Borrower under the Revolving Commitment in such amounts as Borrower may request in an aggregate amount not to exceed at any time outstanding the amount of such Lender's Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations, shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(a), prepay under Section 2.05, and reborrow under this Section 2.01(a).

            (b) Term Loan. Subject to the terms and conditions set forth herein, on the Closing Date, each Lender shall, pro rata according to that Lender's Pro Rata Share of the Term Loan Commitment, make an advance (each such advance, a "Term Loan Advance") to Borrower under the Term Loan Commitment such that the aggregate of all such Term Loan Advances equals the Term Loan Commitment. Amounts repaid under the Term Loan Commitment may not be reborrowed.

      2.02 BORROWINGS, CONVERSIONS AND CONTINUATIONS OF COMMITTED LOANS.

            (a) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Committed Loans shall be made upon Borrowers irrevocable notice to Agent, which may be given by telephone. Each such notice must be received by Agent not later than 11:00 a.m., Los Angeles time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or of any conversion of Eurodollar Rate Committed Loans to Base Rate Committed Loans, or (ii) on the requested date of any Borrowing of Base Rate Committed Loans. Each telephonic notice by Borrower pursuant to this
Section 2.02(a) must be confirmed promptly by delivery to Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Except as provided in Section 2.03(c), each Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $250,000 or a whole multiple of $250,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other (provided that the Term Loan may not be converted to another Type of Loan), or a continuation of Eurodollar Rate Committed Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Committed Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Committed Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

            (b) Following receipt of a Committed Loan Notice, Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to Agent in immediately available funds at Agent's Office not later than 1:00 p.m., Los Angeles time, on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), Agent shall make all funds so received available to Borrower in like funds as received by Agent either by (i) crediting the account of Borrower on the books of Union Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Agent by Borrower; provided, however, that if, on the date of the Committed Loan Notice with respect to such Borrowing is given by Borrower there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to Borrower as provided above.

            (c) Except as otherwise provided herein, a Eurodollar Rate Committed Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Committed Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Committed Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Committed Loans be converted immediately to Base Rate Committed Loans and Borrower agrees to pay all amounts due under Section 3.05 in accordance with the terms thereof due to any such conversion.

            (d) Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Committed Loans upon determination of such interest rate. The determination of the Eurodollar Rate by Agent shall be conclusive in the absence of manifest error.

            (e) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than six Interest Periods in effect with respect to Committed Loans.

      2.03 LETTERS OF CREDIT.

            (a) The Letter of Credit Commitment.

                  (i) Subject to the terms and conditions set forth herein, (A) Agent agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03: (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of Borrower [or certain Subsidiaries], and to amend [or renew] Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower; provided that Agent shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Total Outstandings would exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender's Pro Rata Share of the Outstanding Amount of all L/C Obligations would exceed-such Lenders Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, (x) Borrower's ability to-obtain-Letters-of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed, and (y) on the Closing Date, Agent shall issue the Back-Up L/C.

                  (ii) Agent shall be under no obligation to issue any Letter of Credit if:

                        (A) any order, judgment or decree of any Governmental
            Authority or arbitrator shall by its terms purport to enjoin or restrain Agent from issuing such Letter of Credit, or any Law applicable to Agent or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Agent shall prohibit, or request that Agent refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Agent with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Agent is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Agent any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Agent in good faith deems material to it;

                        (B) subject to Section 2.03(b)(iv), the expiry date of
            such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

                        (C) the expiry date of such requested standby Letter of
            Credit would occur after the Maturity Date, unless Borrower shall, on or before, the Maturity Date, Cash Collateralize (as defined in Section 2.03(g) hereof), the Outstanding Amount of such Letter of Credit;

                        (D) the issuance of such Letter of Credit would violate
            one or more policies of Agent; or

                        (E) such Letter of Credit is in an initial amount less
            than $10,000, in the case of a commercial Letter of Credit, or $50,000, in the case of a standby Letter of Credit, or is to be denominated in a currency other than Dollars.

                  (iii) Agent shall be under no obligation to amend any Letter of Credit if (A) Agent would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

                  (iv) Each commercial Letter of Credit will require drafts payable at sight or up to 60 days after sight.

            (b) Procedures for Issuance and Amendment of Letters of Credit:
Auto-Renewal Letters of Credit.

                  (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to Agent in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower. Such Letter of Credit Application must be received by Agent not later than 11:00 a.m., Los Angeles time, at least two Business Days (or such later date and time as Agent may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.

                  (ii) Promptly after receipt of any Letter of Credit Application by Agent at the address set forth in Schedule 10.02 for receiving Letter of Credit Applications and related correspondence, if the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, Agent shall, on the requested date, issue a Letter of Credit for the account of Borrower or applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with Agent's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Agent a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit

                  (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Agent will also deliver to Borrower a true and complete copy of such Letter of Credit or amendment.

                  (iv) If Borrower so requests in any applicable Letter of Credit Application, Agent may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit Agent to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Agent, Borrower shall not be required to make a specific request to Agent for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, Lenders shall be deemed to have authorized (but may not require) Agent to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that Agent shall not permit any such renewal if (A) Agent has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of Section 2.03a(ii) or otherwise), or
      (B) it has received notice (which may be by telephone or in writing) at least five (5) Business Days before the Nonrenewal Notice Date (1) from the Required Lenders that they have elected not to permit such renewal or
      (2) from any Lender or Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied. Notwithstanding anything to the contrary contained herein, (x) Agent shall have no obligation to permit the renewal of any Auto Renewal Letter of Credit at any time, and (y) the Back-Up L/C shall have an expiry date not later than the last expiry date of any of the Existing Letters of Credit.

            (c) Drawings and Reimbursements; Funding of Participations.

                  (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, Agent shall notify Borrower thereof. Not later than 10:00 a.m., Los Angeles time, on the date of any payment by Agent under a Letter of Credit (each such date, an "Honor Date")(or the next succeeding Business Day if notice of drawing was received by Borrower after 10:00 a.m., Los Angeles time, on the Honor Date), Borrower shall reimburse Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse Agent by such time, Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and the amount of such Lender's Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section
      2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

                  (ii) Each Lender (including Agent in its capacity as a Lender) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Agent at Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., Los Angeles time, on the Business Day specified in such notice by Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to Borrower in such amount.

                  (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from Agent an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lenders payment to Agent pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

                  (iv) Until each Lender funds its Committed Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse Agent for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of Agent

                  (v) Each Lender's obligation to make Committed Loans or L/C Advances to reimburse Agent for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Agent, Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse Agent for the amount of any payment made by Agent under any Letter of Credit, together with interest as provided herein.

                  (vi) If any Lender fails to make available to Agent any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), Agent shall be entitled to recover from such Lender, on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect A certificate of Agent submitted to any Lender with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

            (d) Repayment of Participations.

                  (i) At any time after Agent has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with

      Section 2.03(c), if Agent receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Agent), Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's L/C Advance was outstanding) in the same funds as those received by Agent

                  (ii) If any payment received by Agent pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by Agent in its discretion, each Lender shall pay to Agent its Pro Rata Share thereof on demand of Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

            (e) Obligations Absolute. The obligation of Borrower to reimburse Agent for each drawing under each Letter of Credit, and to repay each L/C Borrowing, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

                  (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                  (ii) the existence of any claim, counterclaim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Agent or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

                  (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

                  (iv) any payment by Agent under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit in the absence of gross negligence or willful misconduct by Agent; or any payment made by Agent under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

                  (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower.

                  Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will promptly notify Agent Borrower shall be conclusively deemed to have waived any such claim against Agent and its correspondents unless such notice is given as aforesaid.

            (f) Role of Agent. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, Agent shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document None of Agent any Agent-Related Person nor any of the respective correspondents, participants or assignees of Agent shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement None of Agent any Agent-Related Person, nor any of the respective correspondents, participants or assignees of Agent shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against Agent and Agent may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by Agents willful misconduct or gross negligence or Agent's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit In furtherance and not in limitation of the foregoing, Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Agent shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

            (g) Cash Collateral. Upon the request of Agent, (i) if Agent has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, "Cash Collateralize" means to pledge and deposit with or deliver to Agent, for the benefit of Agent, as issuer of Letters of Credit and Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Agent (which documents are hereby consented to by Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Agent, for the benefit of Agent as issuer of Letters of Credit and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Union Bank.

            (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by Agent and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

            (i) Letter of Credit Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share a letter of credit fee for each standby Letter of Credit equal to the Applicable Rate times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the actual daily amount of each standby Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect

            (j) Fronting Fee and Documentary and Processing Charges Payable to Agent. Borrower shall pay directly to Agent for its own account a fronting fee with respect to each standby Letter of Credit equal to 1/8 of 1% per annum of the daily maximum amount available to be drawn thereunder (whether or not such maximum amount is then in effect under such Letter of Credit), due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. In addition, Borrower shall pay directly to Agent for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of Agent relating to Letters of Credit as from time to time in effect, as disclosed by the Agent in writing to the Borrower from time to time. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. Borrower shall pay to the Agent, for the benefit of the Lenders, on a pro rata basis, with respect to commercial Letters of Credit issued after the date of this Agreement, quarterly in arrears, (x) .09% of the stated amount of each newly issued commercial Letter of Credit (provided the issuance fee paid by Borrower to the Agent exceeds $125); and (y) in the event that the stated amount of any commercial Letter of Credit is subsequently increased by amendment, .09% of the amount of such increase (provided that the amendment fee paid by Borrower to Agent exceeds $100).

            (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

      2.04 INTENTIONALLY OMITTED.

      2.05 PREPAYMENTS.

            (a) Upon notice to Agent, the Borrower may, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Agent not later than 11:00 a.m., Los Angeles time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Committed Loans, (B) on the date of prepayment of Base Rate Committed Loans, and (C) five Business Days prior to any date of prepayment of the Term Loan; (ii) any prepayment of Eurodollar Rate Committed Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans or the Term Loan shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid. Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender's Pro Rata Share of such prepayment If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Committed Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Any prepayment of the Term Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.06. Each such prepayment shall be applied to the Committed Loans of Lenders in accordance with their respective Pro Rata Shares.

            (b) If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess;

      2.06 REDUCTION OR TERMINATION OF COMMITMENTS. Upon notice to Agent, the Borrower may terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments and the Borrower shall permanently reduce the Aggregate Commitments in an amount equal to 100% of the net cash proceeds from the issuance of equity by the Borrower or any of its Subsidiaries (excluding proceeds from the exercise of stock options by employees, directors and consultants of the Borrower or any Subsidiary); provided that (i) any such notice shall be received by Agent not later than 11:00 a.m., five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. Agent will promptly notify Lenders of any such notice of termination or reduction of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

      2.07 REPAYMENT OF LOANS.

            (a) Revolving Loans. Borrower shall repay to Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

            (b) Term Loan. Borrower shall repay to Lenders on each Term Loan Amortization Date equal installments of principal in the amount of $333,333.33, plus all accrued interest, on account of the Term Loan.

      2.08 INTEREST.

            (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Committed Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) the Term Loan shall bear interest on the outstanding principal amount thereof from the date the Term Loan is made at a rate per annum equal to the Fixed Rate.

            (b) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Agent shall notify the Borrower of the effective date of the Default Rate.

Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

      2.09 FEES. In addition to certain fees described in subsections (i) and
(j) of Section 2.03

            (a) Commitment Fee. Borrower shall pay to Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the sum of (i) the Outstanding Amount of Committed Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

            (b) Agency Fees. Borrower shall pay certain fees to Agent for Agent's own account, in the amounts and at the times specified in the letter agreement, dated June 30, 2004 (the "Agent Fee Letter"), between Borrower and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

            (c) Lenders' Upfront Fee. On the Closing Date, Borrower shall pay to Agent, for the account of each Lender in accordance with their respective Pro Rata Shares, an upfront fee in the amount specified in the Agent Fee Letter. Such upfront fees are for the credit facilities committed by Lenders under this Agreement and are fully earned on the date paid. The upfront fee paid to each Lender is solely for its own account and is nonrefundable for any reason whatsoever.

            (d) Administration Fee. On the Closing Date and each anniversary thereafter, Borrower shall pay to Agent for Agent's own account, an administration fee in the amount set forth in the Agent Fee Letter.

      2.10 COMPUTATION OF INTEREST AND FEES. All computations of interest for Base Rate Loans when the Base Rate is determined by Union Bank's prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be. All other computations of interest and all fees shall be made on the basis of a year of 360 days and the actual number of days elapsed, (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365 day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

      2.11 EVIDENCE OF DEBT. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Agent in the ordinary course of business. The accounts or records maintained by Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Agent in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error. Upon the request of any Lender made through Agent, Borrower shall execute and deliver to such Lender (through Agent) a Note, which shall evidence, such Lender's Loans, in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto. (b) In addition to the accounts and records referred to in subsection (a), each Lender and Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit In the event of any conflict between the accounts and records maintained by Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Agent shall control in the absence of manifest error.

      2.12 PAYMENTS GENERALLY.

            (a) (i) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Agent, for the account of the respective Lenders to which such payment is owed, at Agent's Office in Dollars and in immediately available funds not later than 12:00 noon, Los Angeles time, on the date specified herein. Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lenders Lending Office. All payments received by Agent after 12:00 noon, Los Angeles time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

                  (i) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with Agent (as such account shall be designated by Borrower in a written notice to Agent from time to time, the "Borrower Account") an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes Agent (A) to deduct automatically all principal, interest or fees when due hereunder or under any Note from Borrower Account, and (B) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at Agent. Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 2.12(a)(ii) showing in reasonable detail the amounts of such deduction. Lenders agree to reimburse Borrower based on their Pro Rata Share for any amounts deducted from such accounts in excess of amount due hereunder and under any other Loan Documents.

            (b) If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

            (c) Unless Borrower or any Lender has notified Agent, prior to the date any payment is required to be made by it to Agent hereunder, that Borrower or such Lender, as the case may be, will not make such payment, Agent may assume that Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to Agent in immediately available funds, then:

                  (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Agent to such Lender to the date such amount is repaid to Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

                  (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by Agent to Borrower to the date such amount is recovered by Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to Agent, then such amount shall constitute such Lenders Committed Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon Agent's demand therefor, Agent may make a demand therefor upon Borrower, and Borrower shall pay such amount to Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

      A notice of Agent to any Lender or Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

            (d) If any Lender makes available to Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

            (e) The obligations of Lenders hereunder to make Committed Loans and to fund participations in Letters of Credit are several and not joint. The failure of any Lender to make any Committed Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or purchase its participation.

            (f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

      2.13 SHARING OF PAYMENTS. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of Committed Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Agent of such fact, and (b) purchase from the other Lenders such participations in the Committed Loans made by them and/or such subparticipations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Committed Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in
Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing

Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lenders required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY

      3.01 TAXES.

            (a) Any and all payments by Borrower to or for the amount of Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If Borrower shall be required by any Laws to deduct any Taxes, or the Agent or any Lender shall be liable to remit any Taxes, in either case from or in respect of any sum payable under any Loan Document to Agent or any Lender,
(i) the sum payable shall be increased as necessary so that after making all required deductions or remittance (including deductions applicable to additional sums payable under this Section), each of Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made,
(ii) Borrower shall make such deductions, (iii) Borrower shall pay to the extent required of it the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

            (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

            (c) If Borrower shall be required to deduct or pay any Taxes or Other Taxes, or the Agent or any Lender shall be liable to remit any Taxes, in either case from or in respect of any sum payable under any Loan Document to Agent or any Lender, Borrower shall also pay to Agent or to such Lender, at the time interest is paid, such additional amount that Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

            (d) Borrower agrees to indemnify Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by or assessable against Agent and/or such Lender (including any amounts required to be remitted by it or them on account of withholding taxes), (ii) amounts payable under Section 3.01(a) or Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses, including from any failure by Agent or any Lender to make any remittance provided such failure was inadvertent) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date Lender or Agent makes a demand therefor.

            (e) Each Lender that is not a United States person under Section 7701(a)(30) of the Code, on or prior to the date of its execution and delivery of this Credit Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces to zero the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Credit Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from tax on payments pursuant to this Credit Agreement or any of the other Credit Documents.

            (f) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section
3.01 (e) (unless such failure is due to a change in treat, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.01(a) or 3.01(b) with respect to Taxes imposed by the United States; provided, however, that should a Lender, which is otherwise exempt from withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

            (g) If any Loan Party is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

      3.02 ILLEGALITY. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Committed Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to Borrower through Agent, any obligation of such Lender to make or continue Eurodollar Rate Committed Loans or to convert Base Rate Committed Loans to Eurodollar Rate Committed Loans shall be suspended until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Agent), prepay or, if applicable, convert all Eurodollar Rate Committed Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Committed Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Committed Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due under Section
3.05 in accordance with the terms thereof due to such prepayment or conversion. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

      3.03 INABILITY TO DETERMINE RATES. If Agent determines in connection with any request for a Eurodollar Rate Committed Loan or a conversion to or continuation thereof for any reason that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Committed Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Committed Loan does not adequately and fairly reflect the cost to Lenders of funding such Eurodollar Rate Committed Loan, Agent will promptly so notify Borrower and all Lenders. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Committed Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Committed Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

      3.04 INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY; RESERVES ON EURODOLLAR RATE COMMITTED LOANS.

            (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lenders compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Committed Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Committed Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of such Lender (with a copy of such demand to Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

            (b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lenders obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

      3.05 FUNDING LOSSES. Upon demand of any Lender (with a copy to Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

            (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or the Term Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

            (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or the Term Loan on the date or in the amount notified by Borrower, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to Lenders under this
Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Committed Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Committed Loan was in fact so funded.

      3.06 PREPAYMENT OF TERM LOAN. In the event Borrower prepays the Term Loan, whether voluntarily, by acceleration or otherwise, in addition to all other amounts due hereunder, Borrower shall promptly pay each

Lender according to such Lender's Pro Rata Share of the Term Loan Commitment, a prepayment fee (the "Prepayment Fee"). The Prepayment Fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Treasuries Rate applicable to the principal amount of the Term Loan which is being prepaid, and (b) the return which Lenders could obtain if they used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the Maturity Date and such securities were held by Lenders until the Maturity Date (the "Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the Maturity Date and the denominator of which is 360; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Term Loan, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Term Loan at the Maturity Date). As used herein, "present value" is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

      3.07 MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of Agent or any Lender claiming compensation under this Article III and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be delivered with any such claim and shall be conclusive in the absence of manifest error. In determining such amount, Agent or such Lender may use any reasonable averaging and attribution methods.

      3.08 SURVIVAL. All of Borrowers obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

      4.01 CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

            (a) Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each property executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Agent and its legal counsel:

                  (i) executed counterparts of this Agreement, all Collateral Documents and the Guaranty, sufficient in number for distribution to Agent, each Lender and Borrower;

                  (ii) a Note executed by Borrower in favor of each Lender requesting a Note;

                  (iii) fully executed copies of the Gekko Acquisition
      Documents;

                  (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

                  (v) such documents and certificates as Agent may reasonably require to evidence that each Loan Party is duly organized or formed and that Borrower and each Guarantor is, validly existing, in good standing and qualified to engage in business in each jurisdiction (including the provinces of Canada) where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (vi) an opinion of counsel to the Loan Parties acceptable to Agent, addressed to Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents in form and substance satisfactory to Agent; provided, however, that no opinion of counsel shall be required in respect of any documents that are governed by any law other than the Federal laws of the United States of America, the laws of the State of California and the laws of the United Kingdom.

                  (vii) a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since January 31, 2004 that has had or could reasonably be expected to have a Material Adverse Effect, and (C) a calculation of the financial covenants set forth in Section 6.12 as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date;

                  (viii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect; and

                  (ix) such other assurances, certificates, documents, consents evidence of perfection of all Liens securing the Obligations(in the applicable province of Canada, under the PPSA or similar statute, in the United Kingdom, and in each applicable state of the U. S.) and opinions as the Agent or the Required Lenders reasonably may require.

            (b) Any fees required to be paid on or before the Closing Date shall have been paid.

            (c) Unless waived by Agent, Borrower shall have paid all Attorney Costs of Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the dosing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Agent).

            (d) The Closing Date shall have occurred on or before July 6, 2004.

            (e) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require; provided, however, that Agent shall have received, on or before forty-five (45) days from the Closing Date, the fully executed (i) Real Estate Collateral Documents, and
(ii) Control Agreements with respect to the Controlled Accounts.

      4.02 CONDITIONS TO ALL CREDIT EXTENSIONS AND CONVERSIONS AND CONTINUATIONS. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

            (a) The representations and warranties of Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct on and as of the date of such Credit Extension, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this
Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

            (b) No Default shall exist, or would result from such proposed Credit Extension, conversion or continuation.

            (c) Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

            (d) Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Agent or the Required Lenders reasonably may require.

      Each Request for Credit Extension submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V. REPRESENTATIONS AND WARRANTIES

      Borrower represents and warrants to Agent, the U.K. Security Trustee and Lenders that:

      5.01 EXISTENCE, QUALIFICATION AND POWER, COMPLIANCE WITH LAWS. Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction (including the provinces of Canada) where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

      5.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

      5.03 GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document except for filings related to perfection of Liens.

      5.04 BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

      5.05 FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

            (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

            (b) The unaudited consolidated financial statements of Borrower and its Subsidiaries dated April 30, 2004, and the unaudited financial statements of Gekko dated May 31, 2004, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of Borrower and its Subsidiaries (and as such relate to Gekko, Gekko) as of the date thereof and their results of operations for the period covered thereby, subject in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

            (c) Since January 31, 2004, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

      5.06 LITIGATION. Except as specifically disclosed in Schedule 5.06 hereto, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, and, if arising after the Closing Date, in which there is a reasonably possibility of an adverse result or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

      5.07 NO DEFAULT. Neither Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

      5.08 OWNERSHIP OF PROPERTY; LIENS. Each of Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect The property of Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

      5.09 ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09 hereto, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

      5.10 INSURANCE. The properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

      5.11 TAXES. Borrower and its Subsidiaries have filed all Federal, state, provincial, municipal and other material tax returns and reports required to be filed, and have paid all Federal, state, provincial, municipal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

      5.12 ERISA COMPLIANCE.

            (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, the PBA and other Federal, state, or provincial Laws, as applicable. Each Plan that is intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan when due, and no application for a funding waiver or an extension of any amortization period has been made with respect to any Plan.

            (b) There are no pending or, to the best knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

            (c) (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no Pension Plan has any material Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and liabilities immaterial in amount); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; and (vi) no Lien has arisen, choate or inchoate, in respect of the Borrower or its property in connection with any Plan (save for contributions not yet due).

      5.13 SUBSIDIARIES. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

      5.14 DISCLOSURE. Borrower has disclosed to Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party in connection with any Loan Document to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state (when included with all other information so furnished) any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      5.15 COMPLIANCE WITH LAWS. Borrower, each Subsidiary and each other Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

      5.16 MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

            (a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

            (b) None of Borrower, any Person Controlling Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a `holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

      5.17 RIGHTS IN COLLATERAL; PRIORITY OF LIENS. Upon the proper filing of UCC and PPSA financing statements or other equivalent registration forms, as the case may be, and the taking of the other actions required by the Required Lenders (including registration of the U.K. Security Documents at the U.K. companies registry), the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Agent, or in the case of the U.K. Security Documents, the U.K. Security Trustee, in each case, for the ratable benefit of Agent and Lenders subject only to Liens permitted under Section 7.01.

ARTICLE VI. AFFIRMATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

      6.01 FINANCIAL STATEMENTS. Deliver to Agent a sufficient number of copies for delivery by Agent to each Lender, of the following, in form and detail satisfactory to Agent and the Required Lenders:

            (a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year (including, without limitation, reports relating to Callaway sales), setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any "going concern" or like qualification or exception or any qualification or exception as to the scope of such audit;

            (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of Borrowers fiscal year then ended (including, without limitation, reports relating to Calloway sales) setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, and cash flows of Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

      6.02 CERTIFICATES; OTHER INFORMATION. Deliver to Agent a sufficient number of copies for delivery to each Lender, of the following, in form and detail satisfactory to Agent and the Required Lenders;

            (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants stating that in making the examination necessary for its certification of such financial statements no knowledge was obtained of any Default arising under Section 6.12 or, if any such Default shall exist, stating the nature and status of such event;

            (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower;

            (c) promptly after any request by Agent or any Lender, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

            (d) promptly after the same are available, and in any event within 15 days of filing; copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Agent pursuant hereto;

            (e) within 30 days of the Borrowers fiscal year end, the Borrower's financial projections or budget by quarter for the following fiscal year, and

            (f) promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

      6.03 NOTICES. PROMPTLY NOTIFY AGENT AND EACH LENDER:

            (a) of the occurrence of any Default;

            (b) any lawsuit in which there is a reasonable possibility of a settlement or adverse result of greater than Five Hundred Thousand Dollars ($500,000) against the Borrower or any Subsidiary;

            (c) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary and any Governmental Authority;

            (d) the commencement of, or any material development in, any litigation or proceeding affecting Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

            (e) the occurrence of any ERISA Event or Termination Event; and

            (f) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary.

            (g) any actual contingent liabilities of Borrower or any Subsidiary and any such contingent liabilities which are reasonably foreseeable, where such liabilities would not be included in the financial statements referenced in Sections 6.01(a) and (b) and are in excess of One Million Dollars ($1,000,000) in the aggregate.

      Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

      6.04 PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all other lawful claims which, if unpaid, would by law become a Lien upon its property that is not permitted under
Section 7.01; and (c) all Indebtedness, as and when due and payable, which, if unpaid, would constitute an Event of Default under Section 8.01 (e) but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

      6.05 PRESERVATION OF EXISTENCE, ETC. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by
Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

      6.06 MAINTENANCE OF PROPERTIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

      6.07 MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days' prior notice to Agent of termination, lapse or cancellation of such insurance.

      6.08 COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws, and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

      6.09 BOOKS AND RECORDS.

            (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be. Borrower shall maintain at all times books and records pertaining to the Collateral in such detail, form and scope as Agent or any Lender shall reasonably require.

      6.10 INSPECTION RIGHTS. Permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss on a confidential basis its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon seven days advance written notice to Borrower, provided, however, that when a Default exists Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

      6.11 USE OF PROCEEDS. Use the proceeds of the Credit Extensions to refinance existing indebtedness to Bank of America, N.A., Union Bank and Bank of the West, to consummate the Gekko Acquisition, to provide working capital, for the issuance of Letters of Credit, for capital expenditures and for other general corporate purposes not in contravention of any Law or of any Loan Document.

      6.12 FINANCIAL COVENANTS.

            (a) Tangible Net Worth. Maintain on a consolidated basis Tangible Net Worth equal to at least the sum of the following:

                  (i) Seventy Four Million Dollars ($74,000,000); plus

                  (ii) the sum of 90% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after April 30, 2004; plus

                  (iii) the net proceeds from any equity securities issued after the date of this Agreement.

            (b) EBITDA. Maintain on a consolidated basis EBITDA (determined on a rolling four quarter basis) equal to at least the amounts indicated for each period specified below:

      Period                                  Amounts
      ------                                  -------
From April 30, 2004
through October 30, 2004                     $16,500,000

From October 31, 2004
through October 30, 2005                     $19,000,000

From October 31, 2005
through October 30, 2006                     $22,000,000

From October 31, 2006
through October 30, 2007                     $23,000,000

From October 31, 2007
through October 30, 2008                     $25,500,000

From October 31, 2008
and thereafter                               $27,000,000

            (c) Quick Ratio. Maintain at all times on a consolidated basis a ratio of Quick Assets to current liabilities (including the Outstanding Amount of Loans and L/C Obligations) of at least 1.00:1.00, except for the fiscal quarters ending January 31 and April 30, as to which the ratio of Quick Assets to current liabilities (including the Outstanding Amount of Loans and L/C Obligations) shall be at least 0.75:1.00.

            (d) Lease and Rental Expense. Not to permit the aggregate payments due in any fiscal year under all operating leases for personal property in connection with the Borrower's new distribution center located in Oceanside, California, to exceed One Million Nine Hundred Fifty Thousand Dollars ($1,950,000).

            (e) Capital Expenditures. Not to spend or incur obligations (including the total amount of any capital leases) to acquire fixed assets for more than Five Million Dollars ($5,000,000) in any single fiscal year on a consolidated basis; provided, an additional Twenty Million Dollars ($20,000,000) may be incurred during Fiscal Year 2004 for the acquisition of real property and equipment in connection with the Borrower's new distribution center located in Oceanside, California.

            (f) Clean Down Period. Reduce the amount of the Revolving Loan outstanding under this Agreement to not more than Fifteen Million Dollars ($15,000,000) for a period of at least thirty (30) consecutive days during each 12-month fiscal year period, commencing with fiscal year 2004 and continuing each fiscal year thereafter.

            (g) Fixed Charge Coverage Ratio. Not to permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter to be less than (i) 1.10 to 1.00 for the quarter ending July 31, 2004, and (ii) 1.25 to 1.00 thereafter.

      6.13 ADDITIONAL GUARANTORS. Notify Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Guarantor by executing and delivering Agent a counterpart of the Guaranty or such other document as Agent shall deem appropriate for such purpose, and (b) deliver to Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to Agent. Notwithstanding the foregoing, as of the Closing Date, Ashworth EDC shall not be a Guarantor; provided that Borrower shall use its best efforts to cause Ashworth EDC to become a Guarantor hereunder within forty-five (45) days of the Closing Date.

      6.14 COLLATERAL RECORDS. Borrower agrees to execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Agent, from time to time, solely for Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

      6.15 SECURITY INTERESTS. Borrower shall, and shall cause each other Loan Party to, defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein. Borrower shall, and shall cause each other Loan Party to, comply with the requirements of all state, provincial and federal laws in order to grant to Agent or, as the case may be, the U.K. Security Trustee and Lenders valid and perfected first priority security interests in the Collateral, with perfection, in the case of any investment property or deposit account, being effected by giving Agent or, as the case may be, the U.K. Security Trustee control of such investment property or deposit account, rather than by the filing of a UCC or PPSA financing statement (or other equivalent registration form, as the case may be) with respect to such investment property. Agent is hereby authorized by Borrower to file any UCC or PPSA financing statements (or other equivalent registration form, as the case may be) covering the Collateral whether or not Borrower's signatures appear thereon. Borrower shall, and shall cause each other Loan Party, to do whatever Agent or U.K. Security Trustee may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC or PPSA financing statements (or other equivalent registration form, as the case may be), fixture filings and amendments, renewals and continuations thereof; cooperating with Agent's, representatives or U.S. Security Trustee's representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral not permitted under this Agreement.

      6.16 DISSOLUTION OF ASHWORTH STORE III, INC.. Borrower shall cause Store III formally to be dissolved within ninety (90) days of the Closing Date. Prior to the date of such dissolution, Store III shall neither hold nor receive any assets, debt or equity, nor engage in any business other than winding up and dissolving (and any activity directly related thereto). The certificate(s) for the shares of stock of Store III shall be returned by Agent to Borrower upon receipt by Agent of evidence satisfactory to Agent of the dissolution of Store III.

ARTICLE VII. NEGATIVE COVENANTS

      So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

      7.01 LIENS. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

            (a) Liens pursuant to any Loan Document;

            (b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b):

            (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

            (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

            (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

            (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

            (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01 (h) or securing appeal or other surety bonds relating to such judgments; and

            (i) liens securing Indebtedness permitted under Section 7.03(d); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition.

      7.02 INVESTMENTS. Make any Investments, except:

            (a) Investments held by Borrower or such Subsidiary in the form of cash equivalents or short-term marketable debt securities;

            (b) advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $850,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

            (c) Investments of Borrower in any wholly-owned Subsidiary and Investments of any wholly-owned Subsidiary in Borrower or in another wholly-owned Subsidiary;

            (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

            (e) Guarantees permitted by Section 7.03;

            (f) Investments by Borrower (without duplication with any Investments permitted hereunder) in connection with the acquisition of the membership interests of Gekko, not to exceed $30,000,000; and

            (g) Additional Investments which do not exceed $1,000,000 in the aggregate at any time; provided that at the time of each Investment no Event of Default exists or would exist after giving effect to such Investment.

      7.03 INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

            (a) Indebtedness under the Loan Documents;

            (b) Indebtedness outstanding on the date hereof and listed on
Schedule 7.03 hereto and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

            (c) Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any Subsidiary;

            (d) Indebtedness in respect of capital leases and purchase money obligations for fixed assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness outstanding (excluding those covered in Section 6.12(d) of this Agreement) shall not exceed $3,000,000 in any fiscal year.

      7.04 FUNDAMENTAL CHANGES. Merge, amalgamate, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

            (a) any Subsidiary may merge or amalgamate with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging or amalgamating with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging or amalgamating with another Subsidiary, the Guarantor shall be the continuing or surviving Person; and

            (b) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must also be a wholly-owned Subsidiary, and provided further that if the transferor of such assets is a Guarantor, the transferee thereof must either be Borrower or a Guarantor.

      7.05 DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

            (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

            (b) Dispositions of inventory in the ordinary course of business;

            (c) Dispositions of equipment or real property to the extent that
(i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

            (d) Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary, provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor,

            (e) Dispositions permitted by Section 7.04;

            (f) Additional Dispositions in the ordinary course of business and on ordinary and reasonable business terms, not to exceed $750,000 in any fiscal year;

            (g) Dispositions of the properties listed on Schedule 7.05; and

provided, however, that any Disposition pursuant to clauses (a) through (e) shall be for fair market value, except for the transfer of inventory from the Borrower to its retail stores within the United States.

      7.06 RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

            (a) each Subsidiary may make Restricted Payments to Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to Borrower and any Subsidiary and to each other owner of capital stock or other equity interests of such Subsidiary on a pro rata basis based on their relative ownership interests);

            (b) Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

            (c) Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

            (d) Borrower may purchase, redeem or otherwise acquire shares of its common stock in an aggregate amount not exceeding $1,000,000 per year, provided that no Event of Default exists or would exist after giving effect thereto.

      7.07 CHANGE IN NATURE OF BUSINESS. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof.

      7.08 TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terns substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that, to the extent permitted under applicable law, the foregoing restriction shall not apply to transactions between or among Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries, advances permitted under Section 7.02(b) and reasonable and customary employee compensation and benefits, directors fees and indemnification of directors, officers and employees.

      7.09 MARGIN REGULATIONS. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or cant" margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

      7.10 SUSPENSION OF BUSINESS. Voluntarily suspend its business for more than seven (7) days in any 30-day period.

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

      8.01 EVENTS OF DEFAULT. Any of the following shall constitute an Event of
Default:

            (a) Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

            (b) Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01. 6.02, 6.03, 6.05 (as to existence of Borrower), 6.10, 6.12 or Article VII; or

            (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days or any default or event of default occurs under any other Loan Document; or

            (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed; or

            (e) Cross-Default. Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

            (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding (by petition, proposal, or otherwise) under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, monitor, administrator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, monitor, administrator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding (by petition, proposal, or otherwise) under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding or a warrant of attachment, execution, writ of seizure or seizure and sale or similar process shall be issued against any substantial portion of its property; or

            (g) Inability to Pay Debts: Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

            (h) Judgments. There is entered against Borrower or any Subsidiary
(i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or
(ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

            (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under applicable law in an aggregate amount in excess of the Threshold Amount, (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (iii) any Lien arises (save for contribution amounts not yet due) in connection with any Plan; or

            (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document, or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or, subject to Section 7.01, is not, valid, perfected and prior to all other Liens or is terminated, revoked or declared void; or

            (k) Change of Control. There occurs any Change of Control with respect to Borrower, or

            (l) Material Adverse Effect. There occurs any event or circumstance that has a Material Adverse Effect.

      8.02 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default occurs, Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

            (a) declare the commitment of each Lender to make Loans and any obligation of Agent to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

            (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower,

            (c) require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

            (d) both in its capacity as Agent and U.K. Security Trustee, exercise on behalf of itself and Lenders all rights and remedies available to it and Lenders under the Loan Documents or applicable law;

            (e) provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of Agent to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Agent or any Lender.

      8.03 APPLICATION OF FUNDS. After the exercise of remedies provided for in
Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by Agent in the following order:

            First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to Agent in its capacity as such;

            Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

            Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;

            Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them;

            Fifth, to Agent, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

      Last, the balance, if any, after all of the Obligations have been paid in full, to Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX. AGENT

      9.01 APPOINTMENT AND AUTHORIZATION OF AGENT. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. All benefits and immunities provided to Agent in this Article IX shall apply to Agent as issuer of Letters of Credit with respect to any acts taken or omissions suffered by Agent in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit, and as additionally provided herein with respect to Agent as issuer of letters of Credit.

      9.02 DELEGATION OF DUTIES. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct

      9.03 LIABILITY OF AGENT. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or Participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or Participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

      9.04 RELIANCE BY AGENT. (a) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by all Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required by any instance), and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders.

      (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

      9.05 NOTICE OF DEFAULT. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default." Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with
Article VIII; provided, however, that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.

      9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY AGENT. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent herein, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

      9.07 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Agent-Related Person's own gross negligence or willful misconduct; it being agreed by all Lenders that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of IntraLinks, Inc. or other similar information transmission systems in connection with this Agreement) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other

Obligations and the resignation of Agent.

      9.08 AGENT IN ITS INDIVIDUAL CAPACITY. Union Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Union Bank were not Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Union Bank or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that Agent shall be under no obligation to provide such information to them. With respect to its Loans, Union Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not Agent, and the terms "Lender" and "Lenders" include Union Bank in its individual capacity.

      9.09 SUCCESSOR AGENT. Agent may resign as Agent upon 30 days' written notice to Lenders and Borrower; provided that any such resignation by Union Bank shall also constitute its resignation as Agent in its capacity of issuer of Letters of Credit If Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor Agent for Lenders, which successor Agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor Agent from among Lenders. Upon the acceptance of its appointment as successor Agent hereunder, the Person acting as such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent (including those in its capacity as issuer of Letters of Credit) and the term "Agent" shall mean such successor Agent in all such capacities and the retiring Agent's appointment, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such retiring Agent or any other Lender, other than the obligation of the successor Agent to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring Agent to effectively assume the obligations of the retiring Agent with respect to such Letters of Credit After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX and Sections
10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

      9.10 AGENT MAY FILE PROOFS OF CLAIM. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

            (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and counsel and all other amounts due Lenders and Agent under Sections 2.03(1) and (j), 2.09 and 10.4) allowed in such judicial proceeding; and

            (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

      and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that

Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent under Sections 2.09 and 10.04.

      Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

      9.11 GUARANTY MATTERS. Each Lender hereby irrevocably authorizes Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by Agent at any time, each Lender will confirm in writing Agents authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.

      9.12 COLLATERAL MATTERS(a) Each Lender hereby irrevocably authorizes and directs Agent to enter into the Collateral Documents for the benefit of such Lender. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders. Agent is hereby authorized on behalf of all of Lenders, without the necessity of any notice to or further consent from any Lender from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

            Without limiting the generality of this paragraph, for the purposes of creating a solidarite active in accordance with Article 1541 of the Civil Code of Quebec, between each Lender, taken individually, on the one hand, and the Agent, on the other hand, each Loan party, each such Lender and the Agent acknowledge and agree that such Lender and the Agent are hereby conferred the legal status of solidary creditors of each Loan Party in respect of all Obligations, present and future, owed by each Loan Party to each such Lender and the Agent (collectively, the "Solidary Claim"). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, the Loan Parties are irrevocably bound towards the Agent and each Lender in respect of the entire Solidary Claim of the Agent and each Lender. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Lender shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Lender and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the Agent, as solidary creditor with each Lender, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by each Loan Party to the Agent and Lenders or any of them and the right to give a full acquittance for same. The parties further agree and acknowledge that the Liens created by the Collateral Documents on the Collateral shall be granted to the Agent, for its own benefit and for the benefit of Lenders.

            (b) Each Lender hereby irrevocably authorizes Agent, at its option and in its discretion,

                  (i) to release any Lien on any property granted to or held by Agent under any Loan Document (A) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

                  (ii) to subordinate any Lien on any property granted to or held by Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document.

      Upon request by Agent at any time, each Lender will confirm in writing Agents authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 9.12.

            (c) Subject to (b) above, Agent shall (and is hereby irrevocably authorized by each Lender, to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Agent for the benefit of Agent and Lenders herein or pursuant hereto upon the applicable Collateral; provided that (i) Agent shall not be required to execute any such document on terms which, in Agents opinion, would expose Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Agent shall be authorized to deduct all expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

            (d) Agent or, as the case may be, U.K. Security Trustee, shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Agent or, as the case may be, U.K. Security Trustee, herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent or, as the case may be, U.K. Security Trustee, in this Section 9.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent or U.K. Security Trustee may act in any manner it may deem appropriate, in its sole discretion, given Agent's and U.K. Security Trustee's own interest in the Collateral as one of Lenders and that Agent or U.K. Security Trustee shall have no duty or liability whatsoever to Lenders.

            (e) Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Lenders' security interest in assets which, in accordance with Article 9 of the UCC or PPSA can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent's request therefor shall deliver such Collateral to Agent or in accordance with Agent's instructions.

      9.13 APPOINTMENT OF U.K. SECURITY TRUSTEE. Each Lender and the Agent hereby appoint the U.K. Security Trustee to act as its trustee under and in relation to the U.K. Security Documents to which the U.K. Security Trustee is a party pursuant to this Agreement and to hold the Trust Property as trustee for the Agent and the Lenders on trust and in accordance with the other terms contained in the U.K. Security Documents to which the U.K. Security Trustee is a party and the Agent and each Lender hereby irrevocably authorize the U.K. Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to the U.K. Security Trustee by the terms of the U.K. Security Documents to which the U.K. Security Trustee is party together with all such rights, remedies, powers and discretions as are reasonably incidental thereto.

      9.14 AGENT AS U.K. SECURITY TRUSTEE. In this Agreement, any rights exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of the Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of the Agent in its capacity as U.K. Security Trustee to the extent that the right, document, indemnity or other obligation relates to the U.K. Security Documents or the security thereby created. Any obligations of the Agent in this Agreement shall be obligations of the Agent in its capacity as U.K. Security Trustee to the extent that the obligations relate to the U.K. Security Documents or the security thereby created. Additionally, in its capacity as U.K. Security Trustee, the Agent shall have (i) all the rights, powers, and benefits in favor of the Agent contained in the provisions of this Article 9; (ii) all the rights and powers of an absolute owner of the security constituted by the U.K. Security Documents, and (iii) all the rights and powers granted to it and be subject to all the obligations and duties owed by it under the U.K. Security Documents. The Lenders agree that at any time that the U.K. Security Trustee shall be a Person other than the Agent, such other Person shall have all the rights, benefits and powers granted to the Agent in its capacity as U.K Security Trustee in this Agreement

      9.15 LIENS IN FAVOR OF U.K. SECURITY TRUSTEE. Any reference in this Agreement to Liens stated to be in favor of the Agent shall be construed so as to include a reference to Liens granted in favor of the U.K. Security Trustee.

ARTICLE X. MISCELLANEOUS

      10.01 AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrower or the applicable Loan Party, as the case may, be, and acknowledged by Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

            (a) waive any condition set forth in Section 4.01 (a) without the written consent of each Lender, provided, however, in the sole discretion of Agent, only a waiver by Agent shall be required with respect to immaterial matters or items specified in Section 4.01(a) (iii) or (iv) with respect to which Borrower has given assurances satisfactory to Agent that such items shall be delivered promptly following the Closing Date;

            (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender,

            (c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

            (d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of "Default Rate" or to waive any obligation of Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

            (e) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or

            (f) change any provision of this Section or the definition of "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

            (g) release any Guarantor from the Guaranty or release the Liens on all or substantially all of the Collateral except in accordance with the terms of any Loan Document without the written consent of each Lender.

      and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by Agent in addition to Lenders required above, affect the rights or duties of Agent under this Agreement or any other Loan Document, (A) as Administrative Agent, or (B) as Letter of Credit issuer or under any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it (including, without limitation, any reduction in any fee, charge, expense, cost or other amount payable to Agent for its own account under this Agreement in any such capacity); and (ii) the Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective panties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

      10.02 NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

            (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered, to the applicable address, facsimile number or (subject to subsection
(c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and
(ii) (A) if delivered by hand or by courier, upon delivery; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; provided, however, that notices of Default, if delivered by mail, shall be effective four Business Days after deposit in the mails, certified or registered postage prepaid; (C) if delivered by facsimile, when sent and the sender has received electronic confirmation of error free receipt; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to Agent pursuant to Article II shall not be effective until actually received by Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

            (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, Agent, U.K. Security Trustee and Lenders. Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however. that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

            (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

            (d) Reliance by Agent. U.K. Security Trustee and Lenders. Agent, U.K. Security Trustee and Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person, U.K. Security Trustee and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Agent may be recorded by Agent, and each of the parties hereto hereby consents to such recording.

      10.03 NO WAIVER; CUMULATIVE REMEDIES. No failure by any Lender or Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

      10.04 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower agrees (a) to pay or reimburse Agent for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable Attorney Costs and costs and expenses in connection with the use of IntraLinks,

Inc. or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The fore going costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Agent and the cost of independent public accountants and other outside experts retained by Agent or any Lender. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. Promptly upon Borrower's request, Agent shall provide to Borrower such documentation as is customary in support of such costs and expenses.

      10.05 INDEMNIFICATION BY BORROWER. Whether or not the transactions contemplated hereby are consummated, Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by Agent to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demand, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). The agreements in this Section shall survive the resignation of Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

      10.06 PAYMENTS SET ASIDE. To the extent that any payment by or on behalf of Borrower is made to Agent or any Lender, or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Agent upon demand its applicable share of any amount so recovered from or repaid by Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

      10.07 SUCCESSORS AND ASSIGNS.

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender" may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

            (b) So long as no Event of Default has occurred and is continuing, with prior written consent of the Borrower (which shall not be unreasonably withheld or delayed), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), and participations in L/C Obligations) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to Agent, shall not be less than $5,000,000 unless each of Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, (iii) any assignment of a Commitment must be approved by Agent, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee), and (iv) the parties to each assignment shall execute and deliver to Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof by Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

            (c) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at Agent's Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

            (d) Any Lender may, without the consent of, or notice to, Borrower or Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower's Affiliates or Subsidiaries (each a "Participant") in all or a portion of such Lenders rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations) owing to it); provided that (i) such Lenders obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lenders rights and obligations under this Agreement Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first provision to
Section 10.01 that directly affects such Participant Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

            (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers prior written consent.

            (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

            (g) As used herein, "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender, and (c) any other Person (other than a natural Person) approved by (i) Agent and (ii) unless an Event of Default has occurred and is continuing, Borrower (such approval referred to in (i) and (ii) not to be unreasonably withheld or delayed) ); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include Borrower or any of Borrower's Affiliates or Subsidiaries.

            (h) Notwithstanding anything to the contrary contained herein, if at any time Union Bank assigns all of its Commitment and Loans pursuant to subsection (b) above, Union Bank may, upon 30 days' notice to Borrower and Lenders, resign in its capacity as issuer of Letters of Credit hereunder (the "L/C Issuer"). In the event of any such resignation as L/C Issuer Borrower shall be entitled to appoint from among Lenders a successor L/C Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Union Bank as L/C Issuer. If Union Bank resigns as L/C Issuer, it shall retain all the rights and obligations of Agent as the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Base Rate Committed Loans or fund risk participations in Unreimbursed Amounts pursuant to
Section 2.03(c)). Borrower, Lenders and Union Bank agree that they shall amend this Agreement as necessary to reflect that Union Bank remains Agent for purposes of administering this Agreement, but has resigned in its capacity as L/C Issuer and another Lender(s) shall provides such service, including the obligation of the successor to Union Bank as L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to Union Bank to effectively assume the obligations of Union Bank with respect to such Letters of Credit.

      10.08 CONFIDENTIALITY. Each of Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement;
(e) in connection with the exercise of any remedies hereunder or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or under any other Loan Document; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of a Loan Party;
(g) with the consent of Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Agent or any Lender on a nonconfidential basis from a source other than Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization. In addition, Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Agent and Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

      10.09 SET-OFF. In addition to any rights and remedies of Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to Borrower or any other Loan Party, any such notice being waived by Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify Borrower and Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

      10.10 INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

      10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      10.12 INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of Agent or Lenders or U.K. Security Trustee in any other Loan Document shall not be deemed a conflict with this Agreement Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

      10.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Agent and U.K. Security Trustee and each

Lender, regardless of any investigation made by Agent or U.K. Security Trustee or any Lender or on their behalf and notwithstanding that Agent or U.K Security Trustee or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

      10.14 SEVERABILITY. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      10.15 GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

      (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN LOS ANGELES COUNTY OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, BORROWER, AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER, AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. BORROWER, AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

      10.16 WAIVER TO RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

      10.17 JUDGMENT CURRENCY. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the "Original Currency") into another currency (the "Second Currency"), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender(s) could purchase in the California foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Loan Party agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender(s) receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender(s) may, in accordance with normal banking procedures, purchase, in the California foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Loan Party agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender(s) against such loss. The term "rate of exchange" in this Section 10.17 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                ASHWORTH, INC.

                                ________________________________________
                                By:       Terence W. Tsang

                                Title: Its Executive Vice President, Chief
                                Operating Officer, Chief Financial Officer,
                                Chief Accounting Officer and Treasurer

                                UNION BANK OF CALIFORNIA, N.A., as Agent

                                By: ___________________________________________

                                Name: ___________________________________

                                Title: __________________________________

                                UNION BANK OF CALIFORNIA, N.A., as U.K. Security Trustee

                                By: ___________________________________________

                                Name: ___________________________________

                                Title:___________________________________

                                UNION BANK OF CALIFORNIA, N.A., as a Lender

                                By:____________________________________________

                                Name:____________________________________

                                Title:___________________________________

            [SIGNATURE PAGE TO REVOLVING/TERM LOAN CREDIT AGREEMENT]

                        [SIGNATURES CONTINUED NEXT PAGE]

                                 BANK OF THE WEST

                                 By: ___________________________________________

                                 Name: ___________________________________

                                 Title: __________________________________

                                 COLUMBUS BANK AND TRUST

                                 By: ___________________________________________

                                 Name: ___________________________________

                                 Title: __________________________________

            [SIGNATURE PAGE TO REVOLVING/TERM LOAN CREDIT AGREEMENT]

                                                                   SCHEDULE 2.01

                                   COMMITMENTS
                               AND PRO RATA SHARES

       LENDER                         COMMITMENT               PRO RATA SHARE
       ------                         ----------               --------------
Union Bank of California             $30,000,000.00             54.545454546%

Bank of the West                      12,500,000.00             22.727272727%

Columbus Bank and Trust               12,500,000.00             22.727272727%
                                     --------------            -------------
             Total                   $55,000,000.00            100.000000000%
                                     --------------            -------------

                                                                   Schedule 2.03

                           EXISTING LETTERS OF CREDIT
                           (AND BANKER'S ACCEPTANCES)

Type       Number                      Amount
----       ------                      ------
DLC       1120578                  $   82,312.94
DBA       10808200                     47,541.00
DLC       1120585                      68,480.86
DLC       1120591                      22,544.60
DBA       10808418                     11,907.18
DLC       1120597                     113,956.87
DBA       10808035                     55,264.15
DBA       10808324                    183,018.80
DBA       10808668                    189,985.95
DLC       1120601                      30,060.21
DLC       1120604                     240,367.57
DBA       10808005                     25,771.44
DBA       10808247                     71,509.25
DBA       10808541                     42,370.00
DLC       1120609                      37,507.40
DBA       10808954                     18,541.60
DBA       10808074                     36,800.00
DLC       1120612                      62,522.10
DLC       1120613                     381,639.76
DBA       10808242                     90,733.76
DBA       10808739                     29,282.40
DLC       1120614                      54,296.00
DBA       10809095                     20,296.00
DLC       1120615                       1,449.50
DLC       1120616                         897.00
DBA       10808666                     25,500.00
DLC       1120617                      35,148.75
DLC       1120618                      30,187.50
DLC       1120619                      68,486.40
DBA       10808874                     38,800.80
DBA       10809008                     91,587.84
DLC       1120620                       2,647.95
DBA       10808921                     45,757.05
DLC       1120621                      21,771.75
DLC       1120622                      52,416.00
                                   -------------
Subtotal:                          $2,331,360.38
Plus reserve:                      $  233,136.03
                                   =============

TOTAL:                             $2,564,496.41

                                                                   SCHEDULE 5.06

                                   LITIGATION

On January 22, 1999, Milberg Weiss Bershad Hynes & Lerach LLP filed a class action in the United States District Court for the Southern District of California ("U.S. District Court") on behalf of purchasers of the Company's common stock during the period between September 4, 1997 and July 15, 1998. The action was subsequently consolidated with two similar suits and plaintiffs filed their Amended and Consolidated Complaint on December 17, 1999. Upon the Company's motion, the U.S. District Court dismissed the Complaint with leave to amend on July 18, 2000. On September 18, 2000, plaintiffs served their Second Consolidated Amended Complaint ("Second Amended Complaint"). On November 6, 2000, the Company filed its motion to dismiss the Second Amended Complaint, which the U.S. District Court granted, in part, and denied, in part. The remaining portions of the Second Amended Complaint allege that, among other things, during the class period and in violation of the Securities Exchange Act of 1934, the Company's financial statements, as reported, did not conform to generally accepted accounting principles with respect to revenues and inventory levels. It further alleges that certain Company executives made false or misleading statements or omissions concerning product demand and that two former executives engaged in insider trading. The plaintiffs seek unspecified damages. As discussed with the Lenders prior to the Closing Date, the parties voluntarily suspended discovery activity while they seek to work out a settlement. The Company has not to date booked any provision for settlement charges.

The Company is party to other claims and litigation proceedings arising in the normal course of business. Although the legal responsibility and financial impact with respect to such other claims and litigation cannot currently be ascertained, the Company does not believe that these other matters will result in payment by the Company of monetary damages, net of any applicable insurance proceeds, that, in the aggregate, would be material in relation to the consolidated financial position or results of operations of the Company.

                                                                   SCHEDULE 5.09

                              ENVIRONMENTAL MATTERS

Ashworth, Inc.

None.

GEKKO Brands, L.L.C.

GEKKO Brands, L.L.C. uses approximately 40 gallons of Acetone in the Company's facilities annually. No reportable spill of Acetone has occurred. GEKKO Brands, L.L.C. has no air permits for the use of Acetone.

                                                                   SCHEDULE 5.13

                                  SUBSIDIARIES
                          AND OTHER EQUITY INVESTMENTS

Part (a). Subsidiaries

Name of subsidiary                 State or other jurisdiction of incorporation
------------------                 --------------------------------------------
Ashworth Store I, Inc.             Delaware

Ashworth Store II, Inc.            Delaware

Ashworth EDC, LLC                  Delaware

Ashworth U.K., Ltd.                England

Ashworth Acquisition Corp.         Delaware

GEKKO Brands, L.L.C.               Alabama

Kudzu, L.L.C.                      Alabama

The Game, LLC                      Alabama

Part (b) Other Equity Investments

The Game, LLC owns 4,500 shares of Osprey Events, Inc.

                                                                   SCHEDULE 7.01

                                 EXISTING LIENS

1.    CAPITAL LEASE - CISCO EQUIPMENT AND SERVICES
      Lien holder:    SBC Capital Services        File No. 0117660263
                      2550 West Golf Road
                      Rolling Meadows, IL 60008
      Final payment due:     May 2006

2.    CAPITAL LEASE - AS400 SYSTEM UPGRADE
      Lien holder:    IBM Credit Corporation
                      600 Anton Boulevard
                      Costa Mesa, CA 92626
      Final payment due:     January 2005

3.    MORTGAGE - 4010 OCEAN RANCH BOULEVARD - DISTRIBUTION FACILITY
      Lien holder:    Bank of America, N.A.
                      214 North Tryon Street
                      Charlotte, NC 28255
      Final payment due:     May 1, 2014

4. OPERATING LEASE - EQUIPMENT LEASED IN CONNECTION WITH CERTAIN MASTER AGREEMENT/LEASE NO. 325020 CAIRC3200 MSK05421
      Lien holder:    IOS Capital                 File No. 33082008

5.    NOTE PAYABLE - CHEVROLET C3500 CREW CAB TRUCK (KUDZU, LLC)
      Lien holder:    GMAC Financial Services
                      3616 Manchester Expressway
                      Columbus, GA
      Final payment due:     June 26, 2007

6.    OPERATING LEASE - NISSAN FORKLIFT MODEL RCOSN SN 4079550 (KUDZU, LLC)
      Lien holder:    Associates Leasing, Inc.    File No. 2000-28903

7.    OPERATING LEASE - TAJIMA EMBROIDERY MACHINES (KUDZU, LLC)
      Lien holder:    Hirsch International Corp   File No. 2000-38231

8.    OPERATING LEASE - 3 TAJIMA EMBROIDERY MACHINES (KUDZU, LLC AND THE GAME,
      LLC)
      Lien holder:    Hirsch International Corp      File No. 02-0357056

9.    OPERATING LEASE - 3 TAJIMA EMBROIDERY MACHINES (KUDZU, LLC AND THE GAME,
      LLC)
      Lien holder:    Hirsch International Corp   File No. 03-0119997

10. OPERATING LEASE - ALL EQUIPMENT NOW AND HEREAFTER LEASED FROM LESSOR (KUDZU, LLC)
      Lien holder:    Citicorp Vendor Finance     File No. 2001-09087

THE FOLLOWING LIENS RELATING TO THE UNDERLYING LINES OF CREDIT HAVE BEEN PAID IN FULL AND/OR NO OUTSTANDING OBLIGATIONS RELATED THERETO REMAIN. ASHWORTH HAS DEMANDED THAT THE RELATED LIENS AND RELATED FINANCING STATEMENTS BE TERMINATED.

11.   CAPITAL LEASE - KEYMATIC RACK AND RAIL SYSTEM
      Lien holder:    New England Capital Corp    File No. 92225933

12.   CAPITAL LEASE - VOLT TRAPEZE UNITS
      Lien holder:    New England Capital Corp    File No. 93005094

13. EQUIPMENT FINANCING AGREEMENT - COMPUTER HARDWARE AND SOFTWARE, MACHINERY AND OFFICE EQUIPMENT
      Lien holder:    Banc One Leasing            File No.0013460375

THE FOLLOWING LIENS RELATE TO THE UNDERLYING LINES OF CREDIT AND ARE TO BE RELEASED AT CLOSING.

14.   LINE OF CREDIT LOAN - ALL EQUIPMENT (GEKKO BRANDS, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38635

15.   LINE OF CREDIT LOAN - ALL EQUIPMENT (THE GAME, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38636

16.   LINE OF CREDIT LOAN - ALL EQUIPMENT (KUDZU, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38637

17.   LINE OF CREDIT LOAN - INVENTORY AND ALL ACCOUNTS (KUDZU, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38638

18.   LINE OF CREDIT LOAN - INVENTORY AND ALL ACCOUNTS (THE GAME, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38639

19.   LINE OF CREDIT LOAN - INVENTORY AND ALL ACCOUNTS (GEKKO BRANDS, LLC)
      Lien holder:    Columbus Bank and Trust     File No. 2000-38640

20. LINE OF CREDIT LOAN - ALL DEBTOR'S RIGHT, TITLE AND INTEREST IN THE GAME, LLC (GEKKO BRANDS, LLC)
      Lien holder:    W.C. Bradley Co.            File No. 2001-08302

21. LINE OF CREDIT LOAN - ALL DEBTOR'S RIGHT, TITLE AND INTEREST IN THE GAME, LLC (GEKKO BRANDS, LLC)
      Lien holder:    W.C. Bradley Co.            File No. 10601000386

22. LINE OF CREDIT LOAN - TRADENAMES, TRADEMARKS, SERVICEMARKS, LOGOS AND GOODWILL RELATED TO LAND, EQUIPMENT AND PROCEEDS (KUDZU, LLC)
      Lien holder:    SunTrust Bank.              File No. 126330

23. LINE OF CREDIT LOAN - INTANGIBLES COLLATERAL SUCH AS, COPYRIGHTS, TRADE NAMES, TRADEMARKS, SERVICE MARKS, ETC. (KUDZU, LLC)
      Lien holder:    SunTrust Bank, Atlanta.     File No. 53-98-1042

                                                                   SCHEDULE 7.03

                              EXISTING INDEBTEDNESS

Ashworth, Inc.

   1. CAPITAL LEASE - CISCO EQUIPMENT AND SERVICES
      Balance Due as of 6/30/04:                  $70,264.64
      Monthly Payment (including interest):       $ 3,313.60

   2. CAPITAL LEASE - AS400 SYSTEM UPGRADE
      Balance Due as of 6/30/04:                  $88,679.31
      Monthly Payment (including interest):       $11,905.00

   3. ASHWORTH, INC. GUARANTY OF PAYMENTS UNDER THE AMENDED AND RESTATED LEASE AGREEMENT DATED JULY 6, 2004 WITH 16 DOWNING, LLC.
      Annual rent                   Approximately $  400,000

   4. ASHWORTH, INC. GUARANTY OF ASHWORTH ACQUISITION CORP. PROMISSORY NOTE IN FAVOR OF W. C. BRADLEY
      Note amount                              $1,000,000.00

Ashworth EDC, LLC

   5. MORTGAGE ON THE REAL ESTATE PROPERTY AT 4010 OCEAN RANCH BLVD., OCEANSIDE, CA 92054
      Balance Due as of 6/30/04:                 $11,637,320
      Monthly Payment (including interest):      $ 62,539.72

Ashworth Acquisition Corp. (GEKKO Brands, L.L.C., Kudzu, L.L.C. and The Game,
LLC)

   6. NOTE PAYABLE ON A 2002 CHEVROLET C3500 CREW CAB TRUCK
      Balance due as of 6/30/04:                  $16,195.54
      Monthly Payment (including interest):       $   470.90

   7. KUDZU, L.L.C. GUARANTY - MAXIMUM EXPOSURE NOT TO EXCEED $100,000 Guaranty is with respect to indebtedness of Osprey Events, Inc. (Kudzu owns 4,500 shares of the stock of Osprey.)

   8. ASHWORTH ACQUISITION CORP. PROMISSORY NOTE IN FAVOR OF W. C. BRADLEY (THIS NOTE IS GUARANTEED BY ASHWORTH, INC., AS IDENTIFIED IN NUMBER 4 ABOVE)
      Note amount:                             $1,000,000.00

                                                                   SCHEDULE 7.05

                                  DISPOSITIONS

None.

                                                                   SECTION 10.02

                              ADDRESSES FOR NOTICES

Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, CA 92008
Attn:    Chief Financial Officer
         Telephone: 760.929.4611
         Facsimile: 760.476.8438
         Electronic Mail:  terence.tsang@ashworthinc.com

UNION BANK OF CALIFORNIA
ADMINISTRATIVE AGENTS OFFICE

Notices (other than Requests for Extensions of Credit):
UNION BANK OF CALIFORNIA, N.A.
1980 Saturn Street
Monterey Park, California 91755
Mail Code: 4-957-161
Attention: Luis Lopez

         Telephone: (323) 720-2574
         Facsimile: (323) 720-2780
         Electronic Mail:  luis.lopez@uboc.com

Requests for Extensions of Credit:
UNION BANK OF CALIFORNIA, N.A.
530 B Street, 4th Floor
San Diego, California    92101
Mail Code: S420
Attention: Thomas Vessey, VP

         Telephone: (619) 230-3380
         Facsimile: (619) 230-3010
         Electronic Mail:  Thomas.vessey@uboc.com

Payments:
UNION BANK OF CALIFORNIA
Monterey Park, California
ABA No. 122-000-496
Account No.: 77070-196431
Account Name: Commercial Loan Operations
Reference: Ashworth, Inc.

Address for Receiving Letter of Credit Applications and related correspondence

Standby Letters of Credit:

UNION BANK OF CALIFORNIA, N.A.
1980 Saturn Street
Monterey Park, California  91755
Mail Code: V01-519
Attention: Evelyn Aficial

         Telephone: (323) 720-7957
         Facsimile: (323) 720-2773
         Electronic Mail: evelyn.aficial@uboc.com

Commercial Letters of Credit

UNION BANK OF CALIFORNIA, N.A.
1980 Saturn Street
Monterey Park, California  91755
Mail Code: V01-517
Attention: Alicia Vergel de Dios

         Telephone: (323) 720-2772
         Facsimile: (323) 720-2777
         Electronic Mail: Alicia.vergeldedios@uboc.com

Other Notices as a Lender.
UNION BANK OF CALIFORNIA, N.A.
San Diego Commercial Banking S-420
530 B Street, 4th Floor
San Diego, CA 92101
Attention:        Lawrence D. Hart, Vice President
                  Telephone: 619.230.3380
                  Facsimile: 619.230.3010
                  Electronic Mail: larry.hart@uboc.com

BANK OF THE WEST

Notices for Subsequent Borrowings, Payments, Rollovers, Letters of Credit. Bank of the West
1977 Saturn Street
Monterey Park, CA 91755
Attn:    Sandy Fox
         Telephone: 323.727.3065
         Facsimile: 323.727.3099
         Electronic Mail: sfox@bankofthewest.com

Payments
Bank of the West
ABA#: 121100782
Account Name: Commercial Loan Servicing
Account Number: 239855-332
Attn: Agented Credit Unit
Ref: Ashworth, Inc.

Other Notices:
Bank of the West
Agency Services Center
300 S. Grand Avenue
Los Angeles, CA 90071
Attn:    Elsa Pirola, VP/Manager
         Telephone: 213.972.0630
         Facsimile: 213.972.0618
         Electronic Mail: epirola@bankofthewest.com

Bank of the West
San Diego Corporate Banking
1280 Fourth Avenue
San Diego, CA 92101
Attn:    Jack Lenhof
         Telephone: 619.234.0938
         Facsimile: 619.595.1918
         Electronic Mail: jlenhof@bankofthewest.com

COLUMBUS BANK AND TRUST

Notices for Subsequent Borrowings, Paydowns, Rollovers Letters of Credit COLUMBUS BANK AND TRUST
Corporate Banking
Attention: Gayle Alligood
         Telephone: (706) 649-5239
         Facsimile:  (706) 649-6988
         Electronic Mail:  gaylealligood@columbusbankandtrust.com

PAYMENTS
COLUMBUS BANK AND TRUST
ABA No.: 061100606
Account No.: 0558031 8888
Account Name: Loan Control
Reference: Ashworth, Inc.

                                                                       EXHIBIT A

                          FORM OF COMMITTED LOAN NOTICE

                                                       Date:  ___________, _____

To:   UNION BANK OF CALIFORNIA, N.A., as Agent

Ladies and Gentlemen:

      Reference is made to that certain Revolving/Term Loan Credit Agreement, dated as of July 6, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Credit Agreement;" the terms defined therein being used herein as therein defined), among Ashworth, Inc. ( "Borrower"), Lenders from time to time party thereto, and UNION BANK OF CALIFORNIA, N.A., as Agent.

      The undersigned hereby requests (select one):

      [ ] A Borrowing of Committed Loans [ ] A conversion or continuation of
                                             Committed Loans

      1.  On _____________________________ (a Business Day).

      2.  In the amount of $___________________.

      3.  Comprised of_______________________________________.
                        [Type of Committed Loan requested]

      4. For Eurodollar Rate Committed Loans: with an Interest Period of ___ months.

      The Committed Borrowing requested herein complies with the proviso to the first sentence of Section 2.01 of the Credit Agreement.

      Borrower acknowledges that the Term Loan may not be converted to another Type of Loan.

                                   ASHWORTH, INC.

                                   By:__________________________________________

                                   Name:________________________________________

                                   Title:_______________________________________

                                       A-1
                           Form of Revolving Loan Note

                                                                     EXHIBIT B-1

                             FORM OF REVOLVING NOTE

$____________________________                               ____________________

      FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to the order of ____________________________ or registered assigns ("Lender"), in accordance with the provisions of the Agreement (as hereinafter defined) the principal amount of each Loan from time to time made by Lender to Borrower under that certain Revolving/Term Loan Credit Agreement, dated as of July 6, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Borrower, Lenders from time to time party thereto, and UNION BANK OF CALIFORNIA, N.A., as Agent.

      Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of Lender in Dollars in immediately available funds at Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

      This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

      Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

      THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                                                  ASHWORTH, INC.

                                                  By:___________________________

                                                  Name:_________________________

                                                  Title:________________________

                                     B-1-1
                           Form of Revolving Loan Note

                     LOANS AND PAYMENTS WITH RESPECT THERETO

                                                                             AMOUNT OF        OUTSTANDING
                                                                            PRINCIPAL OR       PRINCIPAL
                    TYPE OF LOAN      AMOUNT OF LOAN    END OF INTEREST    INTEREST PAID      BALANCE THIS        NOTATION
      DATE              MADE               MADE              PERIOD          THIS DATE            DATE             MADE BY
-------------------------------------------------------------------------------------------------------------------------------
______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________

______________  ___________________  ________________  _________________  _______________  _________________

                                      B-1-2
                           Form of Revolving Loan Note

                                                                     EXHIBIT B-2

                                FORM OF TERM NOTE

$______________________                                       __________________

      FOR VALUE RECEIVED, the undersigned ("Borrower"), hereby promises to pay to the order of ____________________________ or registered assigns ("Lender"), in accordance with the provisions of the Agreement (as hereinafter defined) the principal amount of each Loan from time to time made by Lender to Borrower under that certain Revolving/Term Loan Credit Agreement, dated as of July 6, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Borrower, Lenders from time to time party thereto, and UNION BANK OF CALIFORNIA, N.A., as Agent.

      Borrower promises to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to Agent for the account of Lender in Dollars in immediately available funds at Agent's Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

      This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by Lender shall be evidenced by one or more loan accounts or records maintained by Lender in the ordinary course of business. Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

      Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

      THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

                                              ASHWORTH, INC.

                                              By:_______________________________

                                              Name:_____________________________

                                              Title:____________________________

                                      B-2-1
                             Form of Term Loan Note

                     LOANS AND PAYMENTS WITH RESPECT THERETO

                                                                             AMOUNT OF        OUTSTANDING
                                                                            PRINCIPAL OR       PRINCIPAL
                    TYPE OF LOAN      AMOUNT OF LOAN    END OF INTEREST    INTEREST PAID      BALANCE THIS        NOTATION
     DATE               MADE               MADE              PERIOD          THIS DATE            DATE             MADE BY
-------------------------------------------------------------------------------------------------------------------------------
______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________  _________________

______________  ___________________  ________________  _________________  _______________  _________________

______________  ___________________  ________________  _________________  _______________  _________________

                                      B-2-2
                             Form of Term Loan Note

                                                                       EXHIBIT C

                         FORM OF COMPLIANCE CERTIFICATE

                                      Financial Statement Date:________________,

To: UNION BANK OF CALIFORNIA, N.A., as Agent

Ladies and Gentlemen:

      Reference is made to that certain Revolving/Term Loan Credit Agreement, dated as of July 6, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the "Agreement;" the terms defined therein being used herein as therein defined), among Ashworth, Inc. ( "Borrower"), Lenders from time to time party thereto, and UNION BANK OF CALIFORNIA, N.A., as Agent.

      The undersigned Responsible Officer, solely in such capacity, hereby certifies as of the date hereof that he/she is the __________ __________________ ____________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on behalf of Borrower, and that:

            [Use following for fiscal YEAR-END financial statements]

      1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01 (a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

           [Use following for fiscal QUARTER-END financial statements]

      1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

      2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

      3. A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Borrower performed and observed all its Obligations under the Loan Documents, and

                                  (SELECT ONE:]

      [TO THE BEST KNOWLEDGE OF THE UNDERSIGNED DURING SUCH FISCAL PERIOD, BORROWER PERFORMED AND OBSERVED EACH COVENANT AND CONDITION OF THE LOAN DOCUMENTS APPLICABLE TO IT.]

                                     --OR--

      [THE FOLLOWING COVENANTS OR CONDITIONS HAVE NOT BEEN PERFORMED OR OBSERVED AND THE FOLLOWING IS A LIST OF EACH SUCH DEFAULT OR EVENT OF DEFAULT AND ITS NATURE AND STATUS:]

      4. THE REPRESENTATIONS AND WARRANTIES OF THE BORROWER CONTAINED IN ARTICLE V OF THE AGREEMENT, OR WHICH ARE CONTAINED IN ANY DOCUMENT FURNISHED AT ANY TIME UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS, ARE TRUE AND CORRECT ON AND AS OF THE DATE HEREOF, EXCEPT TO THE EXTENT THAT SUCH REPRESENTATIONS AND WARRANTIES SPECIFICALLY REFER TO AN EARLIER DATE, IN WHICH CASE THEY ARE TRUE AND CORRECT

                                       C-1
                         Form of Compliance Certificate

AS OF SUCH EARLIER DATE, AND EXCEPT THAT FOR PURPOSES OF THIS COMPLIANCE CERTIFICATE, THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SUBSECTIONS (a) AND
(b) OF SECTION 5.05 OF THE AGREEMENT SHALL BE DEEMED TO REFER TO THE MOST RECENT STATEMENTS FURNISHED PURSUANT TO CLAUSES (a) AND (b), RESPECTIVELY, OF SECTION
6.01 OF THE AGREEMENT, INCLUDING THE STATEMENTS IN CONNECTION WITH WHICH THIS COMPLIANCE CERTIFICATE IS DELIVERED.

      5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________,_______________.

                                                 ASHWORTH, INC.

                                                 By:____________________________

                                                 Name:__________________________

                                                 Title:_________________________
                                     C - 2
                         Form of Compliance Certificate

                For the Quarter/Year ended ___________________("Statement Date")

                                   SCHEDULE 2
                          to the Compliance Certificate

I.    SECTION 6.12(a) -TANGIBLE NET WORTH.

      A.    Tangible Net Worth at Statement Date:

            1.       Total Assets:                                                $__________________

            2.       Total Liabilities:                                           $__________________

            3.       Total Net Intangibles:                                       $__________________

            4.       Tangible Net Worth (Line I.A.1 less Line I.A.2 less          $__________________
                     line 1.A.3):

      B.    1.       $74,000,000, plus                                            $__________________

            2.       the sum of 90% of net income after income taxes (without     $__________________
                     subtracting losses) earned in each quarterly accounting
                     period commencing after April 30, 2004, plus

            3.       the net proceeds from any equity securities issued           $__________________
                     after the date of the Agreement, plus

            4.       Minimum Required Tangible Net Worth (I.B.1 plus I.B.2        $__________________
                     plus I.B.3)

      C.    Excess (deficient) for covenant compliance (Line I.A.4 less I.B.4):   $__________________

II.   SECTION 6.12(b) - EBITDA.

      A.    net Income                                                            $__________________

      B.    less income or plus loss from discontinued operations and             $__________________
            extraordinary items, plus

      C.    income taxes, plus                                                    $__________________

      D.    interest expense, plus                                                $__________________

      E.    depreciation, depletion and amortization                              $__________________

      F.    total EBITDA (Line II A + B + C + D + E)                              $__________________

      G.    EBITDA for the second most recent quarter                             $__________________

      H.    EBITDA for the third most recent quarter                              $__________________

      I.    EBITDA for the fourth most recent quarter                             $__________________

                                      C-3
                         Form of Compliance Certificate

      J.       Total EBITDA for last four quarters (sum of II.F+G+H+I)            $__________________

      Minimum required EBITDA:      $16,500,000 from 4/30/04 through 10/30/04
                                    $19,000,000 from 10/31/04 to 10/30/05
                                    $22,000,000 from 10/31/05 through 10/30/06
                                    $23,000,000 from 10/31/06 through 10/30/07
                                    $25,500,000 from 10/31/07 through 10/30/08
                                    $27,000,000 from 10/31/08 and thereafter

III.  SECTION 6.12(c) - QUICK RATIO.

      A.       Quick Assets                                                       $__________________

               1.       cash, plus                                                $__________________
               2.       short-term cash investments, plus                         $__________________
               3.       net trade receivables, plus                               $__________________
               4.       marketable securities not classified as long-term         $__________________
                        investment
               5.       Total Quick Assets                                        $__________________

      B.       Current Liabilities                                                $__________________

      C.       Outstanding Amount of L/C Obligations                              $__________________

      D.       Outstanding Amount of Loans (revolving line of credit)             $__________________

      E.       Ratio (Line III.A.5 / sum of Line III.B + C + D):                  ____________ to 1.0

      Minimum Required:    0.75:1.0 for fiscal quarters ending January
                           31 and April 30

                           1.00:1.00 otherwise

IV.   APPLICABLE RATE - FUNDED DEBT TO EBITDA RATIO.

      A.1 Funded Debt (quarterly)

      a.       Average daily outstandings under Notes to Lenders                  $__________________

      b.       Average daily of all L/C Obligations                               $__________________

      c.       all outstanding liabilities for borrowed money plus other          $__________________
               interest-bearing liabilities, including current and long-term liabilities (i.e., capitalized leases and real estate debt)

      2. Total Funded Debt (Lines IV.A.1 a + b + c)                               $__________________

                                      C-4
                         Form of Compliance Certificate

      B.       EBITDA from Line 11J. above                                        $__________________

      C.       Ratio (Line IV.A.2 / Line IV.B.):                                  ____________ to 1.0


                                APPLICABLE RATE

                                                              Eurodollar Rate
                                                                     +
Pricing         Funded Debt to                                  -----------
 Level           EBITDA Ratio          Commitment Fee        Letters of Credit      Base Rate +
 -----           ------------          --------------        -----------------      -----------
   1          Less than or equal           0.175%                  1.25%               0.00%
                 to 1.50:1.00

   2          Less than or equal           0.175%                  1.50%               0.00%
               to 2.00:1.00 but
                 greater than
                   1.50:1.00

   3          Less than or equal            0.25%                  1.75%               0.00%
               to 2.25:1:00 but
                 greater than
                   2.00:1.00

   4             Greater than              0.375%                  2.00%               0.25%
                   2.25:1.00

      Any increase or decrease in the Applicable Rate resulting from a change in the Financial Covenant shall become effective commencing on the 5th Business Day immediately following the date a Compliance Certificate is delivered pursuant to
Section 6.02(b); provided, however, that if no Compliance Certificate is delivered when due in accordance with such Section, then Pricing Level 4 shall apply commencing on the 5th Business Day following the date such Compliance Certificate was required to have been delivered until the 5th Business Day following the date a Compliance Certificate is delivered.

V.    SECTION 6.12(d) - LEASE AND RENTAL EXPENSE.

      A        aggregate payments due under operating[and capital leases]         $__________________
               (including leases for real or personal property in connection with the Oceanside Distribution Center) for fiscal year ending

      B.       Maximum permitted lease and rental expenses for fiscal year        $__________________

      C.       Excess (deficient) for covenant compliance (Line                   $__________________
               VI.A - VI.B):

VI.   SECTION 6.12(e) -- CAPITAL EXPENDITURES.

      A.       Obligations incurred (including capital leases) for fixed assets   $__________________
               during fiscal year to date

      B.       Maximum permitted capital expenditures ($5,000,000 in any single   $__________________
               year, plus $20,000,000 in 2004 for the Oceanside distribution center)

                                      C-5
                         Form of Compliance Certificate

      C.       Excess (deficient) for covenant compliance (Line VI.A - VI.B):     $__________________

VII.  SECTION 6.12(f) - CLEAN DOWN DEBT.

      A.       Reduce debt to $15,000,000 or less for at least 30 consecutive     $__________________
               days each year

      B.       Dates reduced to $15,000,000 or less __________ to _________

VIII. SECTION 6.12(g) - FIXED CHARGE COVERAGE RATIO

      A.       EBITDA (enter EBITDA from Line II.J, above)                        $__________________

      B.       Maintenance Capital Expenditures                                   $__________________

      C.       Cash Income Taxes                                                  $__________________

      D.       Interest Expense                                                   $__________________

      E.       Current Portion of Long Term Debt                                  $__________________

      F.       Ratio (sum of Line VIII.A - B - C / sum of Line VIII.D + E)        ______:1.00

Minimum Required: 1.10:1.00 (for the fiscal quarter ended 7/31/04)

                  1.25:1.00 (thereafter)

IX.   SECTION 7.02(f) - ADDITIONAL INVESTMENTS

      A.       As of the date hereof amount of additional Investments             $__________________
               $_____________

      B.       Maximum permitted at any time $1,000,000

      C.       $30,000,000 for Gekko Acquisition (in addition to Line IX.B)

X.    SECTION 7.06(d) - STOCK REPURCHASES

      A.       As of the date hereof, amount of stock repurchases in current     $___________________
               fiscal year

      B.       Maximum permitted in any fiscal year $1,000,000

XI.   SECTION 7.03(e) - ADDITIONAL CAPITALIZED LEASE AND PURCHASE MONEY
OBLIGATIONS

      A.       As of the date hereof, amount of capitalized lease and             $__________________
               purchase money obligations

      B.       Maximum permitted in any fiscal year $3,000,000                    $__________________
               plus $20,000,000 for the Oceanside distribution center.

                                      C-6
                         Form of Compliance Certificate

                                                                       EXHIBIT D

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      This Assignment and Assumption Agreement (this "Assignment") is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the "Assignor") and [INSERT NAME OF ASSIGNEE] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving/Term Loan Credit Agreement identified below (the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

      For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below, (i) all of the Assignor's rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) included in such facilities and, (ii) to the extent permitted to be assigned under applicable law, all claims, including, without limitation, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, (the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

  1.  Assignor:    ___________________________

  2.  Assignee:    ___________________________ [and is an Affiliate of Assignor]

  3.  Borrower(s): ___________________________

  4.  Agent: Union Bank of California, N. A., as Agent under the
      Credit Agreement

  5. Revolving/Term Loan Credit Agreement: The Credit Agreement, dated as of July 6, 2004, among Ashworth, Inc., Lenders parties thereto, and Agent

  6.  Assigned Interest:

                              Aggregate
                              Amount of                   Amount of                Percentage
                           Commitment/Loans           Commitment/Loans            Assigned of
Facility Assigned          for all Lenders                Assigned             Commitment/Loans
-----------------          ---------------                --------             ----------------
_______________            $______________            $______________          ______________%

_______________            $______________            $______________          ______________%

_______________            $______________            $______________          ______________%

      Effective Date: __________________, 20__

                                      D-1
                             Form of Assignment and
                              Assumption Agreement

      The terms set forth in this Assignment are hereby agreed to:

                                                   ASSIGNOR
                                                   [NAME OF ASSIGNOR]

                                                   By: _________________________
                                                       Title:

                                                   ASSIGNEE
                                                   [NAME OF ASSIGNEE]

                                                   By: _________________________
                                                       Title:

CONSENTED TO AND Accepted:

UNION BANK OF CALIFORNIA, N.A., as Agent

By: ________________________
    Title:__________________

[CONSENTED TO:]

[NAME OF BORROWER(s)]

By: ________________________
   Title:___________________

                                      D-2
                             Form of Assignment and
                              Assumption Agreement

                 ANNEX 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

                  STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
                            AND ASSUMPTION AGREEMENT

      1. Representations and Warranties.

            1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and dear of any lien, encumbrance or other adverse claim and
(iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents , or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

            1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee. under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Agent or any other Lender, and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

            1.3 Assignee's Address for Notices, etc. Attached hereto as Schedule 1 is all contact information, address, account and other administrative information relating to the Assignee.

      2. Payments. From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to or on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

      3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the laws of the State of California.

      4. Agent. [The Assignee hereby appoints and authorizes the Assignor to take such legal action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Lenders pursuant to the terms of the Credit Agreement.] [Insert bracketed text only if Assignor is Agent.] Without limiting the generality of the foregoing, the parties acknowledge and agree that the Assignee and the Agent are solidary creditors of each of the Loan Parties in respect of all Obligations owed by each of the Loan Parties, as the case may be, to each of them, as contemplated in Section 9.12(a) of the Credit Agreement and in accordance with Article 1541 of the Civil Code of Quebec. The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.

                                      D-3
                             Form of Assignment and
                              Assumption Agreement

                               SCHEDULE 1 TO ASSIGNMENT AND ASSUMPTION AGREEMENT

                             ADMINISTRATIVE DETAILS

      (ASSIGNEE TO LIST NAMES OF CREDIT CONTACTS, ADDRESSES, PHONE AND FACSIMILE NUMBERS, ELECTRONIC MAIL ADDRESSES AND ACCOUNT AND PAYMENT INFORMATION)

                                      D-4
                             Form of Assignment and
                              Assumption Agreement